Exhibit 10.1

LOAN AGREEMENT

dated as of March 2, 2016,

by and among

PLUG POWER INC.,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as Guarantors,

and

GENERATE LENDING, LLC
as the Lender

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Irrevocable Payment Instruction

Schedules

Schedule 1.1	-	Permitted Liens
Schedule 4.1	-	Subsidiaries and Ownership
Schedule 4.20	-	Project Documents and Project Restricted Accounts
Schedule 4.22	-	Restricted Cash Reports
Schedule 8.1	-	Permitted Debt

iii

THIS LOAN AGREEMENT is made as of this 2nd day of March, 2016, by and among PLUG POWER INC., a Delaware corporation with its principal place of business located at 968 Albany Shaker Road, Latham, New York  12110 (together with its successors and assigns, the “Borrower”), EMERGING POWER INC., a Delaware corporation with its principal place of business located at 968 Albany Shaker Road, Latham, New York  12110 (“Emerging Power”); EMERGENT POWER INC., a Delaware corporation with its principal place of business located at 15913 E. Euclid Avenue, Spokane, Washington  99216 (“Emergent Power”; Emerging Power, Emergent Power and each other Person that may hereafter be added as a “Guarantor” hereunder are sometimes hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”; and the Borrower and the Guarantors are sometimes hereinafter referred to individually as a “Loan Party” and collectively as the “Loan Parties”), and GENERATE LENDING, LLC (together with its successors and assigns, the “Lender”), a Delaware limited liability company with an office at 555 De Haro Street, Suite 300, San Francisco, CA 94107.

RECITALS:

The Borrower has requested that the Lender make available to the Borrower term loans in the aggregate principal amount of Thirty Million Dollars ($30,000,000), the proceeds of which shall be used to provide working capital for the general and corporate purposes of the Borrower.

Upon the terms and subject to the conditions contained herein, the Lender is willing to make term loans to the Borrower.

ACCORDINGLY, the Loan Parties and the Lender hereby agree as follows:

SECTION 1
DEFINITIONS

1.1          Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Collateral” has the meaning given to such term in the Security Agreement.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person.  The term “control” means (i) the power to vote twenty percent (20%) or more of the securities or other equity interests of a Person having ordinary voting power, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan Agreement as amended, restated, supplemented or otherwise modified at any time and from time to time.

“Applicable Law” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, whether or not having the force of law.

“Approvals” means any and all approvals, permits, registrations, permissions, licenses, authorizations, consents, certifications, actions, orders, waivers, exemptions, variances, franchises, filings, declarations, rulings, registrations and applications from or issued by any Governmental Authority.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, assistant treasurer, any vice president of finance or the controller of such Person, or any officer with substantially equivalent responsibilities.

“Availability Period” means the period commencing on the Closing Date and ending on April 30, 2016.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.), as amended, and any successor statute thereto.

“Borrower” has the meaning given to such term in the introductory paragraph to this Agreement.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York, are open for the conduct of their commercial banking business.

“Capital Lease” means any lease which, in accordance with GAAP, should be capitalized on the balance sheet of the lessee.

“Capital Lease Obligations” means the aggregate amount which, in accordance with GAAP, should be reported as a liability on the balance sheet of a Person with respect to Capital Leases.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-i from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding voting securities having ordinary voting power for the election of directors of the Borrower.

“Closing Date” means March 2, 2016.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, including the rules or regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed to also refer to any successor sections.

“Collateral” means (i) all “Collateral”, as such term is defined in the Security Agreement; and (ii) all other assets and properties of the Loan Parties that have been pledged as security for all or any portion of the Obligations.

“Collateral Access Agreement” shall have the meaning assigned thereto in Section 5.2(a).

“Commitments” means, collectively, the Initial Commitment and the Discretionary Incremental Commitment.

“Current Assets” means, for the Loan Parties and their Subsidiaries on a consolidated basis and determined at any time, all assets of the Loan Parties and their Subsidiaries that would be required in accordance with GAAP to be reflected as current assets on balance sheet of the Loan Parties and their Subsidiaries at such time.

“Current Liabilities” means, for the Loan Parties and their Subsidiaries on a consolidated basis and determined at any time, all liabilities of the Loan Parties and their Subsidiaries that would be required in accordance with GAAP to be reflected as current liabilities on balance sheet of the Loan Parties and their Subsidiaries at such time.

“Debt” means, for each of the Loan Parties and their respective Subsidiaries, (i) all indebtedness for borrowed money or other financing of such Person, including, without limitation, all indebtedness of such Person evidenced by bonds, debentures, notes and other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services, other than trade payables arising in the ordinary course of business, (iii) all obligations of such Person under any conditional sale or other title retention agreement relating to property acquired by such Person, (iv) all Capital Lease Obligations of such Person, (v) all Debt of any other Person secured by a Lien on any asset of such Person, whether or not such Debt has been assumed by such Person, (vi) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (vii) all Hedge Obligations of such Person, net of liabilities owed to such Person by the counterparties in respect thereof, (viii) all lease obligations associated with any Project incurred in connection with a sale leaseback transaction entered into in respect of such Project; and (ix) all Debt of any other Person guaranteed by such Person.

“Default” means any event, act or condition which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Designated Competitor” means any Person identified in writing by the Borrower to the Lender and acknowledged in writing by the Lender.

“Discretionary Incremental Commitment” means Five Million Dollars ($5,000,000).

“Dispute” shall have the meaning set forth in Section 12.11(b).

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, including the rules and regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of ERISA will be construed to also refer to any successor sections.

“Event of Default” shall have the meaning assigned thereto in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan or a Commitment pursuant to a law in effect on the date on which (i) the Lender acquired such interest in the Loan or such Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to the Lender immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s (or its assignee’s) failure to comply with Section 3.6(v) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any “intergovernmental agreements” with respect to the foregoing, and any laws, rules or regulations promulgated pursuant to such intergovernmental agreements.

“Future Funding Letter Agreement” means that certain letter agreement, dated as of the Closing Date, between the Borrower and Generate Capital.

“GAAP” means generally accepted accounting principles, as recognized from time to time by the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Loan Parties and their Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Loan Parties and their Subsidiaries.

“GC Project Financing” means project financing provided for the purpose of funding the development, installation, operation and maintenance of fuel cell powered forklift fleets provided by Borrower pursuant to power purchase agreements.

“Generate Capital” means Generate Capital, Inc., a Delaware corporation and the sole member of the Lender.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or any court, agency, authority, department, commission, board, bureau or instrumentality thereof.

“Guarantors” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Hazardous Materials” means any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any applicable Environmental Law, (iv) the discharge, emission or release of which requires a permit or license under any applicable Environmental Law, (v) which are found by a court of competent jurisdiction to constitute a nuisance or a trespass to neighboring properties or found by any Governmental Authority of competent jurisdiction to pose a health or safety hazard to Persons, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance of the type listed in any other part of this definition, or (vii) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas in percentages or at levels which make them subject to applicable Environmental Laws.

“Hedge Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedge Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Transactions and (iii) any and all renewals, extensions and modifications of any Hedge Transactions and any and all substitutions for any Hedge Transactions.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Commitment” means Twenty Five Million Dollars ($25,000,000).

“Irrevocable Payment Instruction” means an irrevocable payment instruction, in the form attached hereto as Exhibit D, executed or to be executed by the Loan Party that owns or leases and operates a Project and the Lender, pursuant to which such Loan Party shall irrevocably authorize and direct the applicable lender, lessor or collateral agent for such Project to pay all amounts from the applicable Project Restricted Account(s) otherwise payable to such Loan Party to the Lender Restricted Account.

“Lender” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Lender Restricted Account” shall mean a deposit account maintained by the Borrower with a financial institution satisfactory to the Lender and subject to a perfected, first priority security interest in favor of the Lender pursuant to a deposit account control agreement satisfactory to the Lender.

“Lien” means any deed of trust or mortgage lien, security interest, pledge, charge, lien or other encumbrance of any nature.

“Loan” shall have the meaning assigned thereto in Section 2.1.

“Loan Documents” means this Agreement, the Note, the Security Agreement, each of the Irrevocable Payment Instructions, the Future Funding Letter Agreement, the Collateral Access Agreements, the Post Closing Letter, and each other document, agreement and instrument executed and delivered by the Loan Parties, or any of them, or any other Person or Persons in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as they may be amended, restated, supplemented or otherwise modified.

“Loan Parties” has the meaning given to such term in the introductory paragraph to this Agreement.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, financial condition or results of operations of the Loan Parties, taken as a whole, (ii) the ability of the Borrower, or the Loan Parties (taken as a whole), to perform its or their obligations under this Agreement or any other Loan Document to which any Loan Party is a party, (iii) the legality, validity, binding effect or enforceability of any Loan Document (other than as a result of any action or inaction by the Lender), or (iv) the ability of the Lender to enforce any rights or remedies under or in connection with the Loan Documents (other than as a result of an action or inaction by the Lender).

“Maturity Date” means March 2, 2017.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, and (ii) in the case of a casualty, insurance proceeds, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees), (ii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (including, for the avoidance of doubt, income, withholding or Other Taxes payable) and (iii) in the case of a sale, transfer, or other disposition of an asset (including pursuant to a sale and leaseback transaction) or a casualty event involving such asset, the amount of all payments that are permitted hereunder and are required to be made by the Loan Parties and their Subsidiaries to repay Debt (other than the Loan) secured by a Permitted Encumbrance in such asset that is senior to the Lender’s Lien therein (if any).

“Note” shall have the meaning assigned thereto in Section 2.2(a), as amended, restated, supplemented or otherwise modified.

“Obligations” means all amounts owing by the Loan Parties to the Lender, including without limitation all amounts owing pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to the Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Loan

Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, all obligations in respect of swaps, hedges and other derivatives, all obligations associated with letters of credit, corporate credit cards, treasury services and other services and financial accommodations made by the Lender to the Loan Parties, or any of them, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Date” means the first day of each month.

“PBGC” means the Pension Benefit Guaranty Corporation as created under ERISA, or any successor thereto under ERISA.

“Permitted ABL Facility” means a revolving credit facility entered into by the Loan Parties, or any of them, that satisfies all of the following conditions, as determined by the Lender in its sole discretion:

(a)         Such credit facility is secured only by the ABL Collateral or a portion thereof;

(b)           Out of the proceeds of the initial funding of such revolving credit facility the Borrower makes the mandatory prepayment required pursuant to Section 2.4(d) of this Agreement; and

(c)           Such revolving credit facility does not contain any terms or conditions that would prohibit the Loan Parties from paying and performing the Obligations as and when due or otherwise timely complying with the terms and conditions set forth in the Loan Documents, as then in effect.

“Permitted Encumbrances” means, as of any particular time: (i) Liens for taxes and assessments not then delinquent or being contested in good faith and by appropriate proceedings; (ii) Liens arising pursuant to the Loan Documents in favor of the Lender; (iii) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, carrier’s, mechanics’, landlord’s, warehousemen’s, and other like Liens provided that such Liens secure only amounts not more than 30 days past due or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) Liens arising from good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (v) Liens securing Capital Lease Obligations or purchase money Debt (which shall include Debt incurred within 90 days of the acquisition or completion of construction of an asset to finance all or a portion of the purchase price or cost of construction of such asset) to the extent the Capital Lease Obligations or Debt secured by such Lien is permitted by Section 8.1(e) and provided such Lien attaches only to the asset so purchased, constructed or leased; (vi) Liens in connection with workers’ compensation, unemployment insurance, or other social security obligations; (vii) Liens for judgments which do not otherwise constitute an Event of Default; (viii) Liens on the assets of a Project and cash collateral that secure (1) Debt of a Loan Party in respect of such Project pursuant to the Project Finance Documents relating to such Project and/or (2) reimbursement obligations relating to letters of credit supporting the Debt of such Loan Party under such Project Finance Documents; provided, that the aggregate cash collateral pledged in respect of any Project shall not exceed the value of such Project; (ix) Liens on ABL Collateral securing obligations arising in connection with a Permitted ABL Facility; (x) Liens (1) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (2) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry, or (3) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; (xi) (1) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (2) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (3) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement; (xii) the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; (xiii) Liens not otherwise permitted hereunder to the extent that the aggregate outstanding amount (or in the case of Debt, the principal amount) of the obligations secured thereby at any time does not exceed $200,000; (xiv) Liens consisting of customary rights of set-off or banker’s liens on amounts on deposit, to the extent arising by operation of law and incurred in the ordinary course of business; (xv) Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto; (xvi) Liens of bailees in assets or properties held in a bailment arrangement in the ordinary course of business; (xvii) utility and similar deposits in the ordinary course of business; and (xviii) existing Liens on the Closing Date as set forth on Schedule 1.1.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Plan” shall have the meaning assigned thereto in Section 4.11.

“Post Closing Letter” means that certain letter agreement, dated as of the date hereof, by and between the Lender and the Borrower.

“Project” means a fuel cell energy project.

“Project Documents” means, for any Project subject to Debt or lease financing pursuant to Project Finance Documents, all material agreements and contracts relating to the acquisition, construction, development, ownership, operation and maintenance of such Project, other than Project Finance Documents.

“Project Finance Documents” means, for any Project, the material loan or lease documents entered into by a Loan Party to provide for the Debt or lease financing of such Project.

“Project Restricted Accounts” means, with respect to any Project, the deposit account(s) and/or securities account(s) that have been established pursuant to or in connection with the Project Finance Documents relating to such Project for the purpose of collecting, allocating and distributing proceeds generated by such Project.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States, as it may be amended from time to time.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, executed by the Loan Parties, pursuant to which each such Loan Party has granted to the Lender a security interest in the Collateral described therein to secure all obligations of each of the Loan Parties to the Lender, as such Security Agreement may be amended, restated, supplemented or otherwise modified.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of a Loan Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Upfront Fee” shall have the meaning assigned thereto in Section 3.1.

“USA Patriot Act” means the United Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Withholding Agent” means any Loan Party and the Lender.

“Written” or “in writing” means any form of written communication, including communication by means of telefacsimile, telex, telecopier, telegraph or cable.

1.2          Other General Terms.

(a)           Section References, Etc.  Unless otherwise specified, a reference in this Agreement to a particular section, subsection, schedule or exhibit is a reference to that section, subsection, schedule or exhibit of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and plural.

(b)           Defined Terms.  Unless otherwise defined herein, all capitalized terms defined in this Agreement will have the defined meanings when used in this Agreement, the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(c)           Other References.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented, or amended and restated from time to time together with all rules, regulations and interpretations thereunder or related thereto; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (g) titles of Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

(d)           Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP and all terms of an accounting or financial nature that are used in determining compliance with Sections 7.1 and 7.2 shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date unless otherwise agreed by the Borrower and Lender.

SECTION 2
THE LOAN.

2.1          The Loan.

(a)           Upon the terms and subject to the conditions contained in this Agreement, the Lender agrees to lend to the Borrower, an aggregate principal amount up to the Commitment.  The amounts so loaned to the Borrower pursuant to this Section 2.1(a) are hereinafter collectively referred to as the “Loan”.

(b)           The Loan shall be made in three advances, in accordance with the terms and conditions contained herein as follows:  (i) the first such advance, in an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000) shall be made on or prior to March 8, 2016, as determined by Lender; provided, that notwithstanding anything contained herein to the contrary, Lender may, in its sole discretion, make such initial advance in multiple disbursements, so long as all of such disbursements occur on or prior to March 8, 2016 and the aggregate principal amount of such disbursements is Twelve Million Five Hundred Thousand Dollars ($12,500,000); (ii) the second such advance, in an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000), shall be made on a date designated after the Closing Date and during the Availability Period in a written Notice of Borrowing delivered by an Authorized Officer of the Borrower to the Lender at least five (5) Business Days prior to the proposed date of such advance; and (iii) the third such advance, in an amount equal to the amount of the Discretionary Incremental Commitment, shall be made on a date designated after the Closing Date in a written Notice of Borrowing delivered by an Authorized Officer of the Borrower to the Lender at least five (5) Business Days prior to the proposed date of such advance.

(c)           The Borrower shall have no right to reborrow any amount repaid or prepaid with respect to the Loan.

2.2          Note; Repayment of Loan.

(a)           The obligation of the Borrower to repay the Loan will be evidenced by the Borrower’s promissory note in substantially the form of Exhibit A attached hereto with the blanks therein appropriately completed (the “Note”), payable to the Lender at its office set forth at the beginning of this Agreement, or such other place as the Lender may from time to time designate, dated as of the date of the Closing Date.

(b)           The entire then outstanding principal balance of the Loan, together with all then accrued and unpaid interest, shall be payable on the Maturity Date.

2.3          Interest.  The outstanding principal amount of the Term Loan as it exists from time to time will bear interest as provided in Section 3.2.  Accrued and unpaid interest shall be due and payable (i) on each Payment Date, commencing with the Payment Date occurring on

April 1, 2016, (ii) on the date of any voluntary or mandatory prepayment of the Loan, whether in whole or in part, and (iii) on the Maturity Date.  Any interest accruing on amounts past due shall be due and payable on demand.

2.4          Prepayments.

(a)           Voluntary Prepayments.  The Borrower may at any time and from time to time prepay, without premium or penalty, the Loan, in whole or in part, upon at least two (2) Business Days’ written notice to the Lender specifying the date and amount of prepayment.

(b)           Mandatory Prepayment Following Damage or Destruction of Collateral.  In the event of destruction of any Collateral or damage to any Collateral, the Borrower shall give prompt written notice thereof to the Lender.  Thereafter, to the extent that the aggregate Net Proceeds received by the Borrower or any other Loan Party in respect of damage or destruction of Collateral exceed $1,000,000 in the aggregate during the term of this Agreement, the Borrower shall make a prepayment of the Loan in an amount equal to 100% of such excess Net Proceeds received by the Borrower immediately upon receipt of such excess Net Proceeds.

(c)           Mandatory Prepayment Following Sale or other Dispositions of Assets.  In the event of any sale, assignment, transfer or other disposition of any Collateral or other Assets of any Loan Party, other than sales of inventory in the ordinary course of business and other than issuances of equity by the Borrower as contemplated in Section 2.4(f) below, and whether or not such sale, assignment, transfer or other disposition is permitted under the terms of this Agreement, the Borrower shall give prompt written notice thereof to the Lender.  Thereafter, the Borrower shall make a prepayment of the Loan in an amount equal to 100% of such Net Proceeds received by the Borrower in respect of such sale, assignment, transfer or other disposition immediately upon receipt of such Net Proceeds; provided, however, that to the extent such sale, assignment, transfer or other disposition was permitted by the terms of this Agreement, the Borrower will not be required to make any prepayment of the Loan until the aggregate Net Proceeds for all such permitted sales, assignments, transfers and other dispositions exceed $250,000 in the aggregate during the term of this Agreement.  The terms of this Section 2.4(c) shall not be deemed to permit any sale, assignment, transfer or other disposition of any Collateral or other Assets that are otherwise prohibited by the terms of this Agreement or any other Loan Document.

(d)           Mandatory Prepayment Following Incurrence of Debt.  In the event that the Borrower enters into a Permitted ABL Facility, immediately upon the closing of such facility and as a condition to the release by the Lender of its Liens in the ABL Collateral, the Borrower shall make a prepayment of the Loan in an amount equal to the greater of (i) the amount required to repay (x) the aggregate amount of all then accrued and unpaid interest on the Loan, and (y) the outstanding principal amount of the Loan in excess of $10,000,000; and (ii) the maximum amount that is then available to be drawn under such Permitted ABL Facility.

(e)           Mandatory Prepayments from Project Receipts.   The Borrower shall make prepayments of the Loan (i) from any amounts otherwise payable or distributable to the Borrower or any other Loan Party on or after October 1, 2016 from any Project Restricted Account, and (ii) from any Net Proceeds from any GC Project Financing.  In the case of prepayments required pursuant to the foregoing clause (i), the applicable Loan Parties shall execute Irrevocable Payment Instructions, which shall authorize and direct such lenders, lessors and collateral agents to pay any such amounts directly to the Lender Restricted Account.  In each case, such prepayment shall be due and payable immediately upon receipt of the applicable amounts or Net Proceeds.

(f)            Mandatory Prepayments from Equity Proceeds.  In the event, after the Closing Date, of any issuance by the Borrower of any capital stock or other equity interests, or of any instrument convertible to any equity interests of the Borrower, the Borrower shall prepay the Loan from the Net Proceeds of such issuance in an amount equal to 100% of such Net Proceeds immediately following receipt thereof; provided, however, that to the extent such Net Proceeds are received from the exercise of stock options issued by the Borrower, the Borrower will not be required to make any prepayment of the Loan until the aggregate Net Proceeds for all such permitted sales, assignments, transfers and other dispositions exceed $500,000 in the aggregate during the term of this Agreement.

(g)           Application of Prepayment Proceeds.  All prepayments of the Loan shall be applied first, to all then accrued and unpaid interest, and then to the outstanding principal amount of the Loan.

2.5          Use of Proceeds.  The Borrower shall use the proceeds of the Loan as working capital for general and corporate purposes.

SECTION 3
FEES, INTEREST AND PAYMENTS

3.1          Upfront Fees.

(a)           The Borrower shall pay to the Lender an upfront fee (the “Initial Upfront Fee”) equal to 1.00% of the Initial Commitment on the date of the initial disbursement of the Loan.  The Lender shall be entitled to retain the Initial Upfront Fee from the proceeds of the initial advance of the Loan.  The Initial Upfront Fee shall be fully earned and non-refundable on the date that it is paid and shall be in addition to any other interest, fees or charges charged by the Lender.

(b)           The Borrower shall pay to the Lender an upfront fee (the “Incremental Upfront Fee”) equal to 1.00% of the Discretionary Incremental Commitment on the date of the advance of the Loan pursuant to the Discretionary Incremental Commitment.  The Lender shall be entitled to retain the Incremental Upfront Fee from the proceeds of the advance of the Loan pursuant to the Discretionary Incremental Commitment.  The Incremental Upfront Fee shall be fully earned and non-refundable on the date that it is paid and shall be in addition to any other interest, fees or charges charged by the Lender.

3.2          Interest Rate.  The outstanding principal balance of the Loan as it exists from time to time will bear interest at a fixed rate per annum equal to twelve percent (12%).  Interest on the Loan will be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days.

3.3          Default Rate.  Upon the occurrence and during the continuance of an Event of Default, at the sole discretion of the Lender, the Loan shall bear interest at a fixed rate per annum equal to fourteen percent (14%), with such Default Rate to be effective on the first date as of which the applicable Event of Default occurs notwithstanding the fact that such Event of Default may not be reported or otherwise discovered until a subsequent date.

3.4          Payments.  The disbursement of the Loan hereunder and each payment of the principal of and interest on the Note, and all other fees, charges, costs and expenses owed to the Lender hereunder or under any other Loan Document shall be made in federal or other immediately available funds.

3.5          Payment on Days Other Than Business Days.  Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest to be paid on such date.

3.6          Taxes.

(i)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)           Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(iii)          Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(iv)          Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(v)           Tax Forms.  Lender, or any successor, assign, transferee or participant of Lender’s interest in the Loan that is entitled to an exemption from or reduction of withholding tax (including, without limitation, any withholding tax imposed under any of Sections 1441 — 1446 of the Code, Sections 1471 — 1474 of the Code, and/or Sections 3401 — 3406 of the Code) under the law of the United States, or any state, local or foreign jurisdiction, or an applicable treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to Borrower, at the time or times prescribed by applicable law and at any times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(vi)          Survival.  Each party’s obligations under this Section 3.6 shall survive any assignment by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4
REPRESENTATIONS

In order to induce the Lender to enter into this Agreement, and to make the disbursements of the Loan from time to time in accordance with the terms hereof, the Loan Parties represent and warrant to the Lender (which representations and warranties shall survive the execution of the Note and the making of the disbursements of the Loan) that:

4.1          Subsidiaries and Ownership.  As of the Closing Date, the Loan Parties have no Subsidiaries, other than as set forth on Schedule 4.1 attached hereto.  The ownership of all of the capital stock or membership of each Loan Party and each direct and indirect Subsidiary of each Loan Party, and the jurisdiction of organization of each Loan Party and each Subsidiary of each Loan Party, is set forth on Schedule 4.1.  Other than the Loan Parties, those Subsidiaries organized under the laws of any State of the United States and reflected on Schedule 4.1 are (i) inactive or (ii) a Subsidiary all of the assets of which are equity interests in a “controlled foreign corporation” as defined in Section 957 of the Code.

4.2          Organization and Existence.  Each Loan Party and each of their respective Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite corporate or other power and authority and all material licenses and approvals necessary to own or lease and operate its properties and to carry on its business as now being conducted and as hereafter proposed to be conducted; and (iii) is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; except, in each case referred to in clause (iii) of this Section 4.2 where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.3          Authority.  Each Loan Party and each Subsidiary of the Loan Parties has full corporate or company power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to incur or guaranty or the borrowings hereunder, to grant the security interests under the Loan Documents to which it is a party, and to incur and perform the obligations provided for herein and therein, all of which have been duly authorized by all necessary corporate or company action.  Other than those that have previously been obtained, no consent or approval of stockholders or members, or consent or approval of, notice to or filing with, any Governmental Authority is required as a condition to the validity or enforceability of this Agreement, the Note or any of the other Loan Documents to which each Loan Party and each Subsidiary is a party.

4.4          Binding Agreements.  This Agreement constitutes, and the Note and each other Loan Document to which any Loan Party or any Subsidiary is a party when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of each Loan Party and each Subsidiary party thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.5          Litigation.  There are no actions, suits, proceedings or investigations pending or, so far as the officers of any Loan Party, or any of them, know, threatened (in writing) before any court or administrative agency naming any Loan Party or any Subsidiary of any Loan Party as a party or target that, if adversely determined, could reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect.

4.6          No Conflicting Agreements.  The execution and delivery by the Company of, and the performance by the Loan Parties of their obligations under, this Agreement will not contravene any provision the certificate of incorporation or by-laws of the Loan Parties or any agreement or other instrument binding upon the Loan Parties or any of their Subsidiaries that is material to the Loan Parties and their Subsidiaries, taken as a whole.

4.7          Non-Contravention.  The execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party require no action by or in respect of, and will not contravene or constitute a default under, any provision of any material Applicable Law and will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary of any Loan Party, other than such Liens as may be made in favor of the Lender.

4.8          Financial Condition.  The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2014, and the related consolidated statements of income, retained earnings and cash flows for the period then ended, audited by KPMG LLP, heretofore delivered to the Lender, are complete and correct and fairly present the consolidated financial condition of the Borrower and its Subsidiaries and the consolidated results of its operations and changes in its financial position as of the date and for the period referred to therein and have been prepared in accordance with GAAP.  The internally prepared consolidated balance sheets of the Borrower and its Subsidiaries as of September 30, 2015, and the related consolidated statements of income for the period then ended, heretofore delivered to the Lender, are complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as of the date and for the period referred to therein and have been prepared in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.  There are no liabilities required to be reflected by GAAP, direct or indirect, fixed or contingent, of the Borrower and its Subsidiaries as of the dates of such balance sheets that are not reflected therein or in the notes thereto.  There has been no material adverse change in the financial condition, operations or business prospects of the Borrower and its Subsidiaries since the dates of such balance sheets, and there has been no other material adverse change in the Borrower or any of its Subsidiaries since such dates.

4.9          Ownership of Property.  Each Loan Party and each Subsidiary of any Loan Party has good and valid fee simple title to or valid leasehold interests in all land and other real estate, and has good and valid title or right to use to all other properties and assets it purports to own, including those referred to in the financial statements referred to in Section 4.8, subject only to Permitted Encumbrances.  Each Loan Party and each Subsidiary of any Loan Party enjoys full, peaceful and undisturbed possession under all leases that are material and necessary for the operation of its business or properties.  All such leases are valid and subsisting and are in full force and effect, to the extent necessary, and, to the knowledge of each Loan Party, no material default or event of default exists thereunder.

4.10        Intellectual Property.  Without limiting the generality of Section 4.9, each of the Loan Parties and their Subsidiaries owns or otherwise possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such material rights, and none of the Loan Parties or any of their Subsidiaries is liable to any Person for infringement under any Applicable Law with respect to any such rights as a result of its business operations, which infringement could reasonably be expected to result in a Material Adverse Effect.

4.11        Employee Benefit Pension Plans.  Each Loan Party and each of their Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event (as defined in Section 4043 of ERISA) nor a Prohibited Transaction (as defined in Section 406 of ERISA) for which there is not an applicable exemption has occurred or exists in connection with any employee benefit pension plan of either Loan Party or any Subsidiary of either Loan Party covered by ERISA (including any plan of any member of a controlled group of corporations or entities and all trades and businesses (whether or not incorporated) under common control which, together with any such Loan Party or Subsidiary, are treated as a single employer under Section 414 of the Code) (each, a “Plan”).  No notice of intent to terminate any Plan has been filed, and no Plan has been terminated.  No circumstances exist which might constitute grounds for the termination of any Plan by the PBGC or for the appointment of any trustee to administer a Plan, nor has the PBGC instituted any such proceedings.  No circumstances exist which might constitute grounds for the imposition of a

Lien in favor of any Plan pursuant to Section 302 of ERISA.  No Loan Party and no Subsidiary has completely or partially withdrawn from a Multiemployer Plan (as described in Section 4001(a)(3) of ERISA), and at no time has any Loan Party or any Subsidiary contributed to or been obligated to contribute to a Multiemployer Plan.  Each Loan Party and each Subsidiary has met the minimum funding requirements of ERISA with respect to each of the Plans.  No Loan Party and no Subsidiary of any Loan Party has incurred any liability to the PBGC under ERISA, other than payment of required premiums that are not past due.

4.12        Taxes.  Each of the Loan Parties and their respective Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it pursuant to Applicable Law.  Each of the Loan Parties and their respective Subsidiaries has paid, or made provisions for the payment of, all material taxes, assessments, fees and other governmental charges which have or may have become due pursuant to those returns or otherwise, or pursuant to any assessment received by such Loan Party or Subsidiary, except such taxes that are being contested in good faith and by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been provided, and no tax Liens have been filed and, to the knowledge of each such Loan Party, no claims are being asserted against any of the Loan Parties or their respective Subsidiaries with respect to any such taxes, fees or other charges.

4.13        Compliance with Laws.  Each of the Loan Parties and their respective Subsidiaries is in compliance with all material Applicable Laws, including but not limited to The Americans With Disabilities Act of 1990 and all Environmental Laws.  There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued material compliance, or which could reasonably be expected to give rise to any common law or statutory liability, under, relating to or in connection with any Environmental Law, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation under Applicable Law based on or related to the manufacture, processing, distribution, use, treatment, storage, transport or handling, or the release or threatened release into the environment, of any Hazardous Material with respect to any of the Loan Parties or their respective Subsidiaries, or any of their respective businesses, in each case that could reasonably be expected to have a Material Adverse Effect.

4.14        Environmental Laws.  The Loan Parties and their Subsidiaries (i) are in compliance with any and all applicable Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Loan Parties and their Subsidiaries, taken as a whole.  The Loan Parties and their Subsidiaries are not aware of any existing liabilities concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material adverse effect on the capital expenditures, earnings or competitive position of the Loan Parties and their Subsidiaries.  To the knowledge of the Loan Parties, no property which is or has been owned, leased, used, operated or occupied by the Loan Parties or their Subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et.

seq.), or otherwise designated as a contaminated sit under applicable state or local law. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Loan Parties and their Subsidiaries, taken as a whole.

4.15        Employee Relations.  None of the Loan Parties and their Subsidiaries is a party to any collective bargaining agreement, nor has any labor union been recognized as the representative of any employees of any Loan Party or any Subsidiary.  None of the Loan Parties is aware of any pending, threatened or contemplated strikes, work stoppages or other collective labor disputes involving its employees.

4.16        Investment Company Act; Public Utility Holding Company Act; Federal Power Act.  None of the Loan Parties and their Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Loan Parties of any of the Loan Documents to which it is a party, or the issuance of the Note, violates any provisions of such Act or requires any consent, approval, or authorization of, or registration with, any Governmental Authority pursuant to any of the provisions of such Act.  None of the Loan Parties and their Subsidiaries is (i) a “holding company” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a “public utility,” as such term is defined in the Federal Power Act, as amended.

4.17        No Defaults.  No Default or Event of Default has occurred and is continuing.

4.18        Required Approvals and Consents.  All material required Approvals of any Governmental Authority or any other Person have been obtained for the execution and delivery of the Loan Documents to which each Loan Party is a party, the performance and enforcement of the obligations of the Loan Parties thereunder, and the conduct by each Loan Party and each of its respective Subsidiaries of their businesses.  All of such Approvals are in full force and effect.

4.19        No Liens.  Other than Permitted Encumbrances, no Lien exists against any property or assets of any Loan Party or any Subsidiary of any Loan Party.

4.20        Project Financing Arrangements.   Attached hereto as Schedule 4.20 is a true, complete and correct list the Loan Party’s Projects, including (a) a description of each such Project; (b) a list of the material Project Documents to which any Loan Party is a party or otherwise relating to each such Project; (c) all Debt and leasehold obligations owing by the Loan Parties under Project Financing Documents; (d) a list of the applicable material Project Financing Documents to which the Loan Parties are a party; and (e) a list and description of all Project Restricted Accounts by each Loan Party or its lender, lessor or collateral agent in connection with the Debt or lease financing of such Project. With respect to each Project:

(i)            The Project Financing Documents listed on Schedule 4.20 in respect of such Project have been duly and validly executed and delivered by the parties thereto, are in full force and effect and have not been amended, modified, supplemented or terminated, except as expressly set forth on Schedule 4.20.  The copies of all Project Financing Documents provided to the Lender by the Loan Parties are true, correct and complete in all material respects.

(ii)           There exists no breach or default under any Project Document or any Project Finance Document that has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect, and no party to any Project Document or any Project Finance Document has the right to terminate any such Project Document or Project Finance Document, or otherwise accelerate the maturity of any payments due thereunder, which termination or acceleration could reasonably be expected to result in a Material Adverse Effect.

4.21        Federal Regulations.  No part of the proceeds of the Loan has been or will be used by any Loan Party or any Subsidiary of any Loan Party for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any other purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System.  If requested by the Lender, the Loan Parties, or such Loan Party as the Lender may specify, will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

4.22        Restricted Cash Reports.  Attached hereto as Schedule 4.22 is a true, correct and complete report that sets forth, on a quarterly basis, the amounts scheduled to be distributed or paid to the Borrower from the Project Restricted Account for each Project as in existence on the date hereof, assuming that the Borrower meets its current revenue and expense projections for each such Project.

4.23        Accuracy of Information.  All information, exhibits or reports furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Lender in connection with the negotiation of this Agreement or any of the other Loan Documents, when taken as a whole, did not, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).  No Loan Party has any knowledge of any fact that any Loan Party or any Subsidiary of any Loan Party has not disclosed to the Lender in writing that could reasonably be expected to result in a Material Adverse Effect.  Any projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

4.24        Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Section 4 and all representations and warranties contained in any certificate or any of the other Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date and each day on which any Loan is requested or made by the Lender hereunder, shall survive the Closing Date, and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any extension of credit hereunder.

SECTION 5
CONDITIONS TO ADVANCES OF THE LOAN

5.1          Conditions to Initial Advance of the Loan.  The obligation of the Lender to make the initial advance of the Loan hereunder is subject to each of the following conditions precedent, the satisfaction of which shall be determined by the Lender in its sole discretion:

(a)           Certificates, Evidence of Corporate Action by Loan Parties, Etc.  The Loan Parties shall have delivered to the Lender such closing and officer’s certificates as may be requested by the Lender, along with a certified copy of each such Loan Party’s articles of incorporation or organization and bylaws or operating agreement, an incumbency certificate relating to its officer(s) or managers who will be executing on its behalf the Loan Documents to which it is a party, a certified copy of the resolutions of its board of directors, board of managers or other governing body authorizing and approving the transactions described herein (and any other papers evidencing corporate action taken by it relating to any of the Loan Documents), and a good standing certificate related to such Loan Party as of recent date from the jurisdiction of such Loan Party’s organization and each other material jurisdiction in which such Loan Party is required to be qualified to conduct its business.

(b)           Note.  The Borrower shall have executed and delivered to the Lender the Note.

(c)           Loan Documents.  The Loan Parties shall have executed and delivered to the Lender the Security Agreement and the Post Closing Letter, and the Borrower shall have executed and delivered to Generate Capital the Future Funding Letter Agreement.

(d)           Financing Statements.  The Lender shall have received duly filed financing statements naming each of the Loan Parties, as a debtor, and the Lender as secured party, with respect to the Collateral described in the Security Agreement.

(e)           UCC and Federal Tax Lien Search Reports.  The Loan Parties shall have delivered to the Lender Uniform Commercial Code and federal tax lien search reports acceptable to the Lender naming each Loan Party as debtor performed in each filing office in which a financing statement in favor of the Lender has been filed to perfect the security interests granted to the Lender in the Security Agreement and for each filing office otherwise specified by the Lender, which reports show only such financing statements as are acceptable to the Lender and which do not show any federal or other tax liens.

(f)            Evidence of Insurance.  The Loan Parties shall have delivered to the Lender evidence satisfactory to the Lender that all insurance required by the terms of this Agreement and the other Loan Documents is in full force and effect.

(g)           Opinion of Counsel.  The Loan  Parties shall have delivered to the Lender an opinion of outside New York counsel for the Loan Parties, dated as of the date of the initial Loan hereunder, addressing such matters with respect to the Borrower as reasonably requested by the Lender and satisfactory in form and substance to the Lender and its counsel.

(h)           Project Documents.  With respect to each material Project, the Lender shall have received each of the following documents:

(i)            copies of all material Project Documents that have been requested by the Lender or its counsel;

(ii)           copies of all material Project Finance Documents that have been requested by the Lender or its counsel;

(iii)          such other material information regarding such Project as the Lender or its counsel may request.

(i)            Payment of Expenses.  The Loan Parties shall have paid all of the Lender’s costs and expenses associated with the negotiation and documentation of this Agreement and the other Loan Documents and the credit facilities contemplated hereby and thereby, subject to the limitation on the fees of counsel to the Lender as set forth in Section 12.1.

(j)            Unsatisfied Conditions of Initial Advance.  The Lender in its sole discretion and as an accommodation to the Borrower, may waive one or more of the conditions precedent to the initial advance of the Loan set forth in Section 5.1.  To the extent that the Lender waives any such conditions to such initial advance, such waived conditions shall become conditions precedent to the making of the second advance of the Loan, so long as the Lender shall deliver to the Borrower, within five (5) Business Days following the Initial Closing, any such waived conditions precedent which shall become conditions precedent to the making of the second advance.

5.2          Conditions to Second Advance of the Loan.  The obligation of the Lender to make the second advance of the Loan hereunder is subject to each of the following additional conditions precedent:

(a)           Collateral Access Agreements.  The Loan Parties shall have delivered to the Lender collateral access agreements (each, a “Collateral Access Agreement”), each of which shall have been executed by the fee owner of real estate leased by a Loan Party at (i) 968 Albany Shaker Road, Latham, New York and (ii) 15913 E. Euclid Ave., Spokane, Washington (such real estate, “Leased Property”), each landlord of such Leased Property (if different from the fee owner of such Leased Property), and all mortgagees of such Leased Property.

(b)           Insurance Certificates.  Lender shall have received endorsements naming the Lender as an additional insured and mortgagee or lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Loan Parties forming any part of the Collateral for the Obligations.

(c)           Intellectual Property.  The Loan Parties shall have delivered to the Lender such intellectual property security documents and other documents as the Lender may require to permit the Lender to record its security interest in the United States Patent and Trademark Office, the United States Copyright Office, or with any other United States Governmental Authority as may be necessary to perfect and protect the Lender’s security interest in such intellectual property Collateral.

(d)           Irrevocable Payment Instructions and Lender Restricted Account.  The Loan Parties shall have (i) established the Lender Restricted Account and shall have delivered to the Lender a deposit account control agreement with respect to such Lender Restricted Account, executed by the Loan Parties, the bank at which the Lender Restricted Account has been established, and the Lender, in form and substance reasonably satisfactory to the Lender, providing the Lender a perfected, first priority security interest in such Lender Restricted Account; (ii) provided a written confirmation to the Lender, in form and substance reasonably satisfactory to the Lender, that the deposit account referenced in clause (i) above is the Lender Restricted Account, as referenced in the Security Agreement, and is included in the Collateral; and (iii) provided evidence reasonably satisfactory to the Lender that it has delivered to the applicable lender, lessor or collateral agent having the authority to disburse funds from each Project Restricted Account an Irrevocable Payment Instruction.

(e)           Pledge of Capital Stock of Domestic Subsidiaries. The Borrower shall pledge all capital stock in its Loan Party Subsidiaries pursuant to Section 6(f) of the Security Agreement.

(f)            Opinion of Counsel.  The Loan  Parties shall have delivered to the Lender an opinion of outside New York counsel for the Loan Parties, dated as of the date of the initial Loan hereunder, addressing such matters with respect to the Guarantors as reasonably requested by the Lender and satisfactory in form and substance to the Lender and its counsel.

(g)           Payment of Expenses.  The Loan Parties shall have paid all of the Lender’s then unpaid costs and expenses associated with the negotiation and documentation of this Agreement and the other Loan Documents and the credit facilities contemplated hereby and thereby, subject to the limitation on the fees of counsel to the Lender as set forth in Section 12.1.

5.3          Conditions to Advance of the Loan based upon the Discretionary Incremental Commitment.  The Lender may establish such conditions to make the advance of the Loan hereunder in respect of the Discretionary Incremental Commitment as it may determine to be appropriate in its sole discretion.  The Borrower acknowledges and agrees that the Lender has no obligation to make such advance.

5.4          Additional Conditions to Each Advance of the Loan.  The obligation of the Lender to make each advance of the Loan hereunder (including, without limitation the initial advance of the Loan hereunder) is subject to each of the following additional conditions precedent:

(a)           Notices; Applications.  The Borrower shall have given notice of borrowing as required by Section 2.1.

(b)           No Event of Default.  No Default shall have occurred and be continuing, no Event of Default shall exist, and no Default or Event of Default would result from the making of such advance of the Loan hereunder.

(c)           Representations and Warranties.  The representations and warranties contained in Section 4 shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made at the time of the making of such Loan, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects on the date made.

(d)           No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which in the Lender’s good faith discretion, would make it inadvisable to make such Loan.

5.5          Waiver of Conditions.  The making of any advance of the Loan hereunder shall not constitute an acknowledgment by the Lender that all of the conditions to such Loan have been satisfied.  If the Lender requires that a condition be satisfied at a later date, and the applicable Loan Party fails to satisfy such condition within the period of time, if any, specified by the Lender (or, if no such period of time is specified, within thirty (30) days after the advance is made), such failure shall, at the Lender’s option, constitute an Event of Default.

5.6          Conditions to Advances for Lender’s Sole Benefit.  All conditions to the obligation of the Lender to make any advance of the Loan are solely and exclusively for the benefit of the Lender.  No other Person shall have standing to require satisfaction of such conditions or shall be entitled to assume that the Lender will require compliance with any or all of such conditions, and no other Person, under any circumstances, shall be deemed to be a beneficiary of such conditions.  In no event shall the Lender be liable to any Person, other than the applicable Loan Party, for any failure to make any advance of the Loan to which such Loan Party is entitled under this Agreement, nor shall the Lender be liable to any Person to see that the proceeds of any advance of the Loan are properly applied.

SECTION 6
AFFIRMATIVE COVENANTS

So long as the Borrower may borrow under this Agreement and until payment in full of the Obligations and performance of all other obligations of the Loan Parties hereunder and under the other Loan Documents, the Loan Parties will, and will cause each of their Subsidiaries to:

6.1          Reports, Statements and Notices.  Furnish to the Lender:

(a)           (i) as soon as available, but in no event more than forty-five (45) calendar days after the end of calendar quarter, internally prepared consolidated balance sheet and related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries as of the end of such calendar quarter and internally prepared consolidated income statements of the Loan Parties and their Subsidiaries as of the end of such calendar quarter, prepared in accordance with GAAP and certified by the chief financial officer of the Borrower, subject to the absence of footnotes and to normal year-end audit adjustments; and (ii) each of the financial reports described in the foregoing sub-clause (i) shall be accompanied by a compliance certificate, in the form attached hereto as Exhibit C, and signed by the chief financial officer of the Borrower, which provides a detailed calculation of the financial covenants contained in Section 7 as of the applicable date of measurement and a statement as to whether the Loan Parties are in compliance with all of the terms and conditions of this Agreement;

(b)           (i) as soon as available, but in no event more than one hundred twenty (120) calendar days after the end of each of the Loan Parties’ fiscal years, a copy of the annual audited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows as of the end of and for such fiscal year, prepared in accordance with GAAP and audited by and accompanied by the opinion of KPMG LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Parent and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP, and (ii) each such annual financial statement to be accompanied by a compliance certificate, in form attached hereto as Exhibit C, and signed by the chief financial officer of the Borrower, which provides a detailed calculation of the financial covenants contained in Section 7 as of the applicable fiscal year end and a statement as to whether the Loan Parties are in compliance with all of the terms and conditions of this Agreement;

(c)           as soon as available, but in no event more than thirty (30) calendar days after the end of each calendar month, a report, certified as true and correct by the chief financial officer or another Authorized Officer of the Borrower, setting forth (i) all amounts to paid from each Project Restricted Account during the preceding thirty day period, and payments scheduled to be paid from each such Project Restricted Account in the next following thirty day period; (ii) cash on the balance sheet; (iii) all accounts receivable of the Loan Parties as of the last calendar day of such month, which report shall include the amount and age of each account receivable (aged in increments of 30 days), and the name and mailing address of each account debtor, (iv) all inventory of the Loan Parties, and (v) all accounts payable and other Current Assets of the Loan Parties, in reasonable detail, which report shall include the amount and age of each account payable (aged in increments of 30 days);

(d)           as soon as possible, but in no event more than five (5) calendar days after any Loan Party obtains knowledge of a Default or an Event of Default, a certificate of the president or chief financial officer of the Borrower setting forth the details of such Default or Event of Default and the action the Loan Parties have taken or propose to take with respect thereto;

(e)                                  as soon as possible, but in no event more than five (5) calendar days after any Loan Party obtains knowledge of any event that results, or could reasonably be expected to result in, a Material Adverse Effect or which makes any of the representations set forth in Section 4 inaccurate in any material respect, a certificate of the chief financial officer of the Borrower setting forth the details of such event and the action the Loan parties have taken or propose to take with respect thereto; and

(f)                                   with reasonable promptness, such additional information, reports and statements concerning the Loan Parties, their Subsidiaries, or any of their respective businesses, properties, assets and/or liabilities as the Lender may from time to time reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (a)(i) and (b)(i) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing to the Lender the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations; provided, that the Borrower shall provide with such Form 10-K or 10-Q the certification required pursuant to paragraphs (a)(ii) and (b)(ii), as applicable, of this Section 6.1

6.2                               Inspections.  Permit an audit team from the Lender, any Affiliate of the Lender or any agent of the Lender to audit the Collateral that the Lender, in its sole discretion, deems necessary and all of Loan Parties’ and their respective Subsidiaries’ books, records, files and computer files relating thereto for the purpose of preparing a written report concerning the Lender’s Collateral and matters relating thereto, and the Loan Parties shall pay for the fees and the expenses for such audit on demand.  Furthermore, without expense to the Lender, the Lender, its Affiliates and agents may use any of the Loan Parties’ personnel, premises and equipment (including, without limitation, computer equipment, programs and computer readable media) during reasonable business hours and as reasonably requested by the Lender, such Affiliates and agents to conduct such Collateral audit.  In addition to the foregoing, the Loan Parties shall permit the Lender and its representatives to discuss the Loan Parties’ and their Subsidiaries’ financial and business affairs with the Loan Parties’ officers, managers, partners and employees, and the Loan Parties’ accountants.  In each case under this Section 6.2, such inspection shall be made by one representative of the Lender, upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, unless a Default or an Event of Default has occurred and is continuing, the Lender shall not be required to reimburse the expenses of an officer or employee of the Lender more than once each calendar quarter; provided, further, that, unless a Default or an Event of Default has occurred and is continuing, the Loan Parties shall only be required to reimburse the costs and expenses of a third party agent of the Lender once per calendar year.

6.3                               Taxes.  Pay and discharge, and cause each of the Subsidiaries of the Loan Parties to pay and discharge, all material taxes, assessments, and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (i) such taxes, assessments, and governmental charges are being contested by any Loan Party, as the case may be, in good faith and by appropriate proceedings, and (ii) each of the Loan Parties and their Subsidiaries, as the case may be, have established on its books adequate reserves with respect to such tax, assessment or charge so contested in accordance with GAAP.

6.4                               Reserved.

6.5                               Insurance.  Maintain insurance on their and their Subsidiaries’ property against loss by theft, fire, windstorm and explosion and with extended coverage against such other risks as are customarily insured against by companies owning property of a character similar to the property of the Loan Parties and their Subsidiaries, and in such amounts as will insure the full replacement value of such property and otherwise in amounts reasonably consistent with the amounts in place as of the Closing Date; maintain business interruption insurance reasonably consistent with the amounts in place as of the Closing Date; maintain liability insurance and workers’ compensation insurance for their operations in amounts customarily carried by companies engaged in business and owning property of a character similar to the business and property of the Loan Parties and their Subsidiaries and otherwise in such amounts and including such coverages reasonably consistent with the coverages in place as of the Closing Date; and maintain all such insurance with responsible companies.  The covenant contained in this Section 6.5 shall be in addition to any covenants relating to insurance in any of the other Loan Documents. The Lender hereby acknowledges that the insurance maintained by the Loan Parties and their Subsidiaries on the Closing Date meet the requirements of this Section 6.4.  None of such insurance shall be canceled without providing the Lender at least ten (10) days prior written notice of such cancellation.  From and after the earlier to occur of the second advance of the Loan and April 30, 2016, all policies will be endorsed to reflect the Lender as mortgagee/lenders loss payee or additional insured, as applicable.

6.6                               Corporate or Company Existence.  Except as otherwise expressly permitted by this Agreement, maintain their existing form of corporate, limited liability company or partnership existence in good standing in their respective states of incorporation or organization, and, except where the failure to so do could not reasonably be expected to result in a Material Adverse Effect, maintain their qualification and authorization to do business and their good standing in each jurisdiction in which the character of their properties or the nature of their business requires such qualification or authorization.

6.7                               Licenses and Approvals.  Maintain all Approvals of any Governmental Authorities and all other material licenses, authorizations, approvals and intellectual property required to own and operate the businesses and properties of the Loan Parties and their Subsidiaries, in each case, to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

6.8                               Properties.  In each case to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect, maintain, preserve, and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order, and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and permit the Lender and its agents to enter upon and inspect such properties during normal business hours.

6.9                               Employee Benefit Pension Plans.  Promptly during each year, pay contributions that in the judgment of the chief financial officer of the Loan Parties after reasonable inquiry are believed adequate to meet at least the minimum funding standards set forth in Sections 302 through 305 of ERISA with respect to each employee benefit pension Plan of any Loan Party and any Subsidiary of any Loan Party, if any, covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with any such Loan Party or any such Subsidiary, are treated as a single employer, under Section 414 of the Code); file each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such Plan for each year; and notify the Lender within ten (10) days of the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) that might constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

6.10                        Business Continuation.  Continue to operate its business of manufacturing, distributing and selling fuel cell systems substantially as currently operated, or any reasonably related or ancillary extension thereof.

6.11                        Compliance with Environmental Laws.  Comply with all Environmental Laws, to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

6.12                        Compliance with Other Applicable Law.  Comply with all other Applicable Law and orders of any Governmental Authority having jurisdiction over it, to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

6.13                        GAAP.  Maintain its books and records in accordance with GAAP in all material respects and the Loan Parties and their Subsidiaries shall not change their fiscal year end.

6.14                        Payments of Amounts Received from Project Restricted Accounts.  Each Loan Party will irrevocably authorize and direct, pursuant to an Irrevocable Payment Instruction, all lenders, lessors and collateral agents under any Project Finance Documents to pay all amounts that are otherwise payable to, or in accordance with the instructions of, such Loan Party from any Project Restricted Account directly, via wire transfer, to the Lender Restricted Account.  If, notwithstanding any such authorization and direction, any such lender, lessor or collateral agent shall pay such amounts directly to a Loan Party, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Lender’s behalf and for Lender’s account, receive such amounts in trust for the Lender as Lender’s property, shall not commingle such receipts with any other property or assets of any Loan Party, and shall immediately (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) into the Lender Restricted Account, and (ii) in the case of remittances paid by wire transfer of funds, transfers all such remittances in the Lender Restricted Account.

6.15                        USA Patriot Act.  Provide information to the Lender, and to take such other and further actions as the Lender shall require, to enable the Lender to comply with the USA Patriot Act.  The Lender hereby notifies the Loan Parties and their respective Subsidiaries that, pursuant to the requirements of the USA Patriot Act, the Lender may be required to obtain, verify and record information that identifies the Loan Parties and their Subsidiaries, which information includes the name and address of each Loan Party and each of their respective Subsidiaries and other information that will enable the Lender to identify the Loan Parties and their Subsidiaries in accordance with the USA Patriot Act.

SECTION 7
FINANCIAL COVENANTS

So long as the Borrower may borrow under this Agreement and until payment in full of the Obligations and performance of all other obligations of the Loan Parties hereunder and under the other Loan Documents:

7.1                               Minimum Cash and Cash Equivalents.  The Loan Parties shall maintain at all times unencumbered cash and Cash Equivalents equal or greater than the then outstanding principal balance of the Loan.

7.2                               Current Assets In Excess of Current Liabilities.  The Loan Parties shall maintain at all times, on a consolidated basis for the Loan Parties and their Subsidiaries, the amount of (a) Current Assets, minus (b) Current Liabilities (excluding amounts owing in respect of the Loan) equal to or greater than 200% of the then outstanding principal balance of the Loan.

SECTION 8
NEGATIVE COVENANTS

So long as the Borrower may borrow under this Agreement and until payment in full of the Obligations and performance of all other obligations of the Loan Parties hereunder and under the other Loan Documents, the Loan Parties will not, and will not permit any of their Subsidiaries to:

8.1                               Borrowings.  Without the prior written consent of the Lender (which consent the Lender may grant or withhold it its sole discretion), create, incur, assume, or suffer to exist in any manner any Debt, except: (a) Debt owed to the Lender; (b) accrued expenses and trade accounts payable arising in the ordinary course of its business and payable on ordinary and customary terms; (c) unsecured intercompany Debt permitted by Section 8.6; (d) guarantees of Debt of a Loan Party by any other Loan Party; provided such Debt so guaranteed was otherwise permitted to be incurred hereunder; (e) Debt incurred or owed by any Loan Party pursuant to Project Finance Documents to finance or refinance the acquisition, development, construction, and operation of Projects; (f) Debt under any Capital Leases and Debt incurred to finance the acquisition, construction or improvement of any asset, and any extensions, renewals and replacements of any such Debt in an aggregate amount not to exceed $1,000,000 in any year; (g) Debt under a Permitted ABL Facility; (h) other Debt in an aggregate principal amount outstanding at any time not exceeding $200,000; (i) Debt owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice; (j) Debt in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business or consistent with past practice; (k) Debt in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business; (l) Debt consisting of the financing of insurance premiums; (m) endorsement of instruments or other payment items for deposit in the ordinary course of business; (n) all lease obligations associated with any Project incurred in connection with a sale leaseback transaction entered into in respect of such Project; (o) reimbursement obligations in respect of letters of credit issued for the account of any Loan Party to support obligations of such Loan Party under Project Finance Documents; provided that the maximum amount of such reimbursement obligations in respect of any Project shall not exceed the value of such Project; and (p) existing Debt on the Closing Date as set forth on Schedule 8.1.

8.2                               Mortgages and Pledges.  Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), create, incur, assume, or suffer to exist, any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

8.3                               Merger, Consolidation, or Sale of Assets.  Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), (i) enter into any merger, consolidation or similar combination with any other Person, provided that any Loan Party or any Subsidiary may merge, consolidate or combine with any Loan Party as long as a Loan Party shall be the surviving Person formed by or surviving any such merger, consolidation or combination, or (ii) sell, transfer, lease, assign, or otherwise dispose of (in one transaction or a series of transactions) all or any portion of its assets, other than (a) sales or leases of inventory in the ordinary course of business (including on an intercompany basis), (b) other sales and dispositions for fair market value in an aggregate amount since the Closing Date of not more than $500,000, (c) sales or other dispositions among the Loan Parties, (d) disposals of surplus, obsolete, used or worn out property, (e) dispositions or sales of Cash Equivalents or other assets that were Cash Equivalents when the original Investment was made (in each case, for the fair market value thereof), (f) sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof, (g) non-exclusive licensing and cross-licensing arrangements involving any technology, intellectual property or Intellectual Property rights of the Borrower or any of its Subsidiaries in the ordinary course of business, (h) the sale, disposal, abandonment, cancellation or lapse of Intellectual Property rights, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property rights, which, in the reasonable good faith determination of the Borrower are uneconomical, or not material to the conduct of the business of the Borrower and/or its Subsidiaries, (i) dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (A) do not materially interfere with the business of the Loan Parties and their Subsidiaries or (B) relate to closed facilities or the discontinuation of any product or service line, and (j) sales or issuances of equity interests by the Borrower, by any Loan Party to any other Loan Party, or to any Subsidiary that is not a Loan Party to another Subsidiary of the Borrower or the Borrower; and (k) other sales or dispositions to Subsidiaries in an aggregate amount since the Closing Date of not more than $250,000.

8.4                               Acquisitions.  Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), acquire in one transaction or a series of transactions, all or any substantial part of the capital stock (or other ownership interests) or assets of any other Person.

8.5                               Contingent Liabilities.  Assume, guarantee, endorse, or otherwise become surety for or upon the obligation of any Person (other than obligations of another Loan Party that are permitted hereunder), except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

8.6                               Loans.  Make or suffer to exist any loans or advances to any Person, except that Loan Parties may make (i) loans or advances to shareholders, officers or employees of a Loan Party in an aggregate principal amount for all such loans and advances not to exceed $250,000 at any time outstanding, (ii) loans and advances to non-Loan Party Subsidiaries in an aggregate amount not to exceed $500,000 following the Closing Date, and (iii) loans or advances to other Loan Parties, so long as such loans and advances are subordinated to the Obligations on terms and conditions reasonably acceptable to the Lender in its reasonable discretion.

8.7                               Dissolution.  Dissolve or liquidate in whole or in part, or change the form of entity of any Loan Party, other than the liquidation or dissolution of any Subsidiary of the Borrower, or the change in form of entity of any Subsidiary of the Borrower if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower, is not materially disadvantageous to the Lender, in the case of a liquidation or dissolution of any Subsidiary of the Borrower, either the Borrower or another Loan Party Borrower receives any assets of such dissolved or liquidated Subsidiary.

8.8                               Leases.  Create, incur, assume, or enter into any operating leases, except operating leases which do not in the aggregate increase annual lease payments by more than $1,000,000 in the aggregate for the Loan Parties and their Subsidiaries over the aggregate annual lease payments made during the prior fiscal year of the Loan Parties and their Subsidiaries; provided that the foregoing covenant shall not prevent the Borrower from entering into any sale leaseback transactions.

8.9                               Project Documents.  Amend, modify or waive any provision or term of any Project Document or any Project Finance Document, if such modification, amendment or waiver could reasonably be expected to result in a Material Adverse Effect.

SECTION 9
EVENTS OF DEFAULT

If one or more of the following events of default (each, an “Event of Default”) shall occur:

9.1                               The Borrower shall fail to pay any principal or interest on any of the Loan, when and as the same becomes due and payable, whether at the stated maturity thereof, by mandatory prepayment, by acceleration, demand or otherwise, and such failure shall continue unremedied for a period of fifteen (15) or more calendar days; or

9.2                               Any Loan Party shall fail to pay any other amount due under this Agreement or any of the other Loan Documents when the payment thereof becomes due and payable and such failure shall continue unremedied for a period of fifteen (15) or more calendar days; or

9.3                               (a)                                 Default shall be made by the Loan Parties, or any of them, in the due observance of the covenants contained in Sections 6.1(d), 7.1, or 7.2, and such default shall continue for a period in excess of fifteen (15) days following the occurrence of such default; or

(b)                                 Default shall be made by the Loan Parties, or any of them, in the due observance or performance of any other covenant, condition or agreement of such Person (other than those specified in Sections 9.1, 9.2 and 9.3(a) above) under this Agreement or under any of the other Loan Documents, and such default shall continue for a period in excess of thirty (30) days following the occurrence of such default; provided that if such breach or default cannot be cured within such thirty (30) days, but is capable of being cured within ninety (90) days following the occurrence thereof, and the Loan Parties are pursuing such cure diligently and in good faith, then no Event of Default shall arise unless such default continues for a period in excess of ninety (90) days following the occurrence of such default; or

9.4                               Any representation or warranty made by any Loan Party herein or any statement, representation or warranty made in any certificate, report, or opinion delivered pursuant hereto by or on behalf of the Loan Parties, or any of them, shall prove to have been incorrect in any material respect when made; provided, however, that to the extent a representation or warranty was incorrect when made in any material respect, no Event of Default shall result therefrom, so long as all of the following conditions have been satisfied with respect to such incorrect representation and warranty:  (i) such misrepresentation was unintentional; (ii) the condition, event or circumstances that gave rise to such incorrect representation or warranty did not, individually or in the aggregate, result in a Material Adverse Effect; and (iii) the condition, event or circumstances that gave rise to such incorrect representation or warrant can be corrected, and are corrected, within thirty (30) days after the earlier of the applicable Loan Party learns of such incorrect representation and warranty or receives notice thereof, such that such representation or warranty and after giving effect to such correction, if made on such date, would no longer be incorrect; provided, further, that if such breach or default cannot be cured within such thirty (30) days, but is capable of being cured within ninety (90) days following the occurrence thereof, and the Loan Parties are pursuing such cure diligently and in good faith, then no Event of Default shall arise unless such default continues for a period in excess of ninety (90) days following the occurrence of such default; or

9.5                               Any Loan Party or any Subsidiary of any Loan Party shall be generally not paying its debts as such debts become due, shall become insolvent or unable to meet its obligations as they mature, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

9.6                               A trustee, receiver or custodian shall be appointed for any Loan Party or any Subsidiary of any Loan Party, or for a substantial part of any of their respective properties; or

9.7                               (a)  Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, by any Loan Party or any Subsidiary of any Loan Party; or

(b)  Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, against any Loan Party or any Subsidiary of any Loan Party by any other Person or Persons, and shall be consented to by such Loan Party or such Subsidiary, as the case may be, or shall remain undismissed for a period of sixty (60) calendar days; or

9.8                               Except as otherwise provided in the Post-Closing Letter, (a)  any default shall be made in the performance of (i) any Project Document beyond any relevant cure periods, or (ii) Project Finance Document in respect of Debt in an aggregate principal amount in excess of $500,000 beyond any relevant cure periods, or (b) any default shall be made in the payment performance of any obligation incurred in connection with any Debt of any Loan Party or any Subsidiary of any Loan Party in an aggregate principal amount in excess of $500,000 beyond any relevant cure periods, if the effect of such default is to permit the holder of such Debt (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or to do so with the giving of notice or passage of time, or both, or any such Debt becomes due prior to its stated maturity or shall not be paid when due; or

9.9                               One or more final judgments for the payment of money in an aggregate amount in excess of $500,000 (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) shall be rendered at any time against any Loan Party or any Subsidiary of any Loan Party and the same shall remain undischarged for a period of thirty (30) calendar days during which time execution shall not be effectively stayed; or

9.10                        Any substantial part of the properties of any Loan Party or any Subsidiary of any Loan Party shall be sequestered or attached and shall not have been returned to the possession of such Loan Party or such Subsidiary, as the case may be, or released from such attachment within twenty (20) calendar days; or

9.11                        The occurrence of a Reportable Event as defined in Section 4043 of ERISA which might constitute grounds for termination of any Plan of any Loan Party or any Subsidiary of any Loan Party covered by ERISA by the PBGC or grounds for the appointment by the appropriate United States District Court of a trustee to administer any such Plan; or

9.12                        The failure by any Loan Party or any Subsidiary of any Loan Party to make any required contribution to any Plan covered by ERISA which might constitute grounds for the imposition of a Lien in favor of such Plan pursuant to Section 302 of ERISA; or

9.13                        Any provision of this Agreement or any of the other Loan Documents to which any Loan Party or any Subsidiary of any Loan Party is a party at any time for any reason shall cease to be valid and binding on such Loan Party or such Subsidiary, as the case may be, or shall be declared to be null or void (other than as a result of any action or inaction by the Lender); the validity or enforceability of any such provision shall be contested by any Loan Party or any Subsidiary of any Loan Party, or any Loan Party or any Subsidiary of any Loan Party shall deny that it has further liability or obligation under any such provision; or

9.14                        The occurrence of a Change of Control; or

9.15                        The occurrence of any event that could reasonably be expected to have a Material Adverse Effect;

then (A) upon the occurrence of an Event of Default described in Section 9.7, (i) the Commitments and the Lender’s obligation to make any further advances of the Loan hereunder shall automatically and immediately terminate, (ii) the entire outstanding principal balance of the Note and all accrued interest thereon and all other amounts payable by the Loan Parties to the Lender shall automatically become immediately due and payable without notice of intent to accelerate, notice of acceleration, presentment, demand, protest or any notice of any kind, or any other action by or on behalf of the Lender, all of which are hereby waived, anything contained herein or in the Note to the contrary notwithstanding, and (iii) the Lender may proceed to enforce payment of the Note and to exercise any and all of its rights hereunder, under the Note, under the other Loan Documents or otherwise available to the Lender; and (B) at any time after the occurrence of any Event of Default (other than an Event of Default described in Section 9.7), the Lender may, if it deems appropriate, by written notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and its obligation to make any further advances of the Loan hereunder, (ii) declare the Note and all other amounts payable by the Loan Parties to the Lender to be forthwith due and payable, whereupon such Note and all such other amounts shall be forthwith due and payable, both as to principal and interest, without notice of intent to accelerate, notice of acceleration, presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in such Note to the contrary notwithstanding, and/or (ii) proceed to enforce payment of the Note, and to exercise any and all of its rights hereunder, under the Note, under the other Loan Documents or otherwise available to the Lender.

SECTION 10
GUARANTEE

10.1                        Unconditional Guaranty.  Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Lender the due and punctual payment and performance in full of the Obligations. The Guarantors’ guaranty under this Section 10.1 is an absolute, present and continuing guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Guarantors or any other guarantor of the Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Lender, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in the Loan Documents or specified by the Lender in writing, to the Lender.

The Guarantors further agree, promptly after demand, to pay to the Lender the costs and expenses incurred by the Lender in connection with enforcing the rights of the Lender against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Obligations or the obligations of the Guarantors hereunder, including, the fees and expenses of counsel to the Lender.

10.2                        Obligations Absolute.  The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Lender, hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (other than the prior payment in full of the Obligations) (whether or not any of the Guarantors shall have any knowledge or notice thereof), including:

(a)                                 any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Obligations;

(b)                                 any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Obligation;

(c)                                  any failure, omission or delay on the part of the Lender to enforce, assert or exercise any right, power or remedy conferred on or available to the Lender against the Borrower or any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor;

(d)                                 any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor or any property of the Borrower, any Guarantor or any such Subsidiary or any unavailability of assets against which the Obligations, or any of them, may be enforced;

(e)                                  any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower or any Guarantor to any Person;

(f)                                   any failure on the part of the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g)                                  any exercise or non-exercise by the Lender of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Obligations, including, under this Section;

(h)                                 any default, failure or delay, willful or otherwise, in the performance or payment of any of the Obligations;

(i)                                     any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Obligations;

(j)                                    any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Obligations;

(k)                                 any partial prepayment, or any assignment or transfer, of any of the Obligations; or

(l)                                     any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by full and complete payment and performance of the Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Lender to take any action pursuant to any statute permitting a Guarantor to request that the Lender attempt to collect the Obligations from the Borrower, any of the Guarantors or any other guarantor, (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Lender against the Guarantors, including, presentment to or demand of payment from any of the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Obligations, and (E) any duty or obligation of the Lender to proceed to collect all or any portion of the Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

10.3                        Continuing Obligations; Reinstatement.  The obligations of the Guarantors under this Section 10 are continuing obligations and shall continue in full force and effect until such time as all of the Obligations (and any renewals and extensions thereof) shall have been finally performed, paid and satisfied in full, other than contingent indemnification obligations for which no claim has been asserted. The obligations of the Guarantors under this Section 10 shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any Bankruptcy or insolvency law, for purposes of this Section 10 and the obligations of the Guarantors hereunder, such Obligations shall be deemed to have been accelerated with the same effect as if such Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

10.4                        Additional Security, Etc.  The Guarantors authorize the Lender without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower or any Guarantor, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Obligations. The Guarantors waive any right to require the Lender to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Lender.

10.5                        Information Concerning the Borrower.  The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that the Lender shall not have any duty to advise the Guarantors of information known to the Lender regarding or in any manner relevant to any of such circumstances or risks.

10.6                        Guarantors’ Subordination.  The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary or Guarantor to the Lender, provided, that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.

10.7                        Subrogation.  Notwithstanding anything herein to the contrary, until the payment in full of the Obligations, the Guarantors hereby agree not to exercise any rights they may acquire by way of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Obligations until the Obligations shall have been paid in full (other than contingent obligations for which no claim has been asserted).

10.8                        Enforcement.  In the event that the Guarantors shall fail forthwith to pay upon demand of the Lender any amounts due pursuant to this Section 10 or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement the Lender shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a separate cause of action shall arise in respect of each default hereunder.

10.9                        Miscellaneous.  Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Section 10 shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Lender. Notwithstanding anything in this Section 10 to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Section 10, in whole or in part, void or voidable under Applicable Law, including, (i) the Bankruptcy Code, and (ii) any applicable state or federal law relative to fraudulent conveyances.

10.10                 Additional Guarantors.  If at any time a Subsidiary of the Borrower represents more than 5% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis, such Subsidiary shall (i) execute a joinder document to become a Guarantor under this Agreement, (ii) execute a joinder document to become a grantor under the Security Agreement, and (iii) take such further actions and execute such further documents and agreements as the Lender may reasonably require to cause such Subsidiary to grant a perfected security in the Collateral consistent with the security interest therein granted by the Borrower and the then existing Guarantors.

SECTION 11
INDEMNIFICATION

11.1                        Environmental.  The Loan Parties, jointly and severally, hereby agree to indemnify, defend and hold the Lender, Generate Capital, their respective officers, employees, directors and agents, and their respective successors and assigns (collectively, the “Indemnified Parties”) harmless from, and to indemnify the Indemnified Parties against, all claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses (including, but not limited to, attorneys’ fees, costs and expenses) incurred by any such Indemnified Parties as a result of or arising from or in any way related to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release of Hazardous Materials arising from any of the Loan Parties’ real property or business operations or any of any Guarantor’s business operations, or gaseous emissions arising from the Loan Parties’ or such Guarantor’s business operations or any other condition existing or arising from any of the Loan Parties’, any of their Subsidiaries’ or any Guarantor’s real property or business operations resulting from the use or existence of Hazardous Materials; provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Loan Parties further hereby agree that their indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of any Loan Party, regardless of whether any Loan Party has paid the employee under the worker’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this Section 11.1 includes, but is not limited to, damage to any real or personal property of the Loan Parties, the Indemnified Parties, or of any third party. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Loan Parties on demand by the Indemnified Parties and shall be secured by the Liens granted to the Lender or for its benefit pursuant to the Loan Documents. The Loan Parties’ obligations under this Section 11.1 shall survive the repayment of the Loan and all other Obligations owing by Loan Parties to the Lender and Generate Capital under this Agreement and the other Loan Documents.

11.2                        Other.  In addition to all of the Indemnified Parties’ other rights and remedies against the Loan Parties, the Loan Parties, jointly and severally, hereby agree to hold the Indemnified Parties harmless from, and to indemnify the Indemnified Parties against, all claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses (including, but not limited to, attorneys’ fees, costs and expenses) incurred by the Indemnified Parties as a result of or arising from or in any way related to any suit, action or proceeding by any Person other than the Loan Parties, or any of them, whether actual or threatened, asserting a claim for any legal or equitable remedy or relief against any Person under any federal, state or local statute, or ordinance or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of, or the financing transaction contemplated by, this Agreement or the other Loan Documents or the Lender’s furnishing of funds to the Loan Parties pursuant to this Agreement, provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Loan Parties upon demand by the Indemnified Parties and shall be secured by the Liens granted to the Lender or for its benefit pursuant to the Loan Documents. The Loan Parties’ obligations under this Section 11.2 shall survive the repayment of the Loan and all other Obligations owing by Loan Parties to the Lender and Generate Capital under this Agreement and the other Loan Documents. This Section 11.2 shall not apply with respect to Taxes, other than Taxes that represent losses, damages, etc. arising from any non-Tax claim.

SECTION 12
MISCELLANEOUS

12.1                        Costs and Expenses.  The Loan Parties, jointly and severally, hereby agree that they will pay all out-of-pocket expenses incurred by the Lender and Generate Capital in connection with the negotiation and preparation of this Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated), the waiver of any provision hereof or thereof, any amendments to or other modifications of any of the provisions hereof or thereof, the making of the advances of the Loan hereunder, the workout of the facilities hereunder, the enforcement of the rights of the Lender and Generate Capital in connection with this Agreement and the other Loan Documents, including but not limited to, the reasonable fees and disbursements of counsel for the Lender and Generate Capital, all appraisals, recordation and filing fees, Collateral audits, title insurance premiums, environmental site assessment fees, financing statement search costs and expenses, and all other costs, fees and expenses arising under or in connection with any of the Loan Documents; provided, that the Loan Parties shall not be obligated to pay more than $75,000 to reimburse the Lender and Generate Capital for the fees of their counsel incurred in connection with the negotiation and preparation of this Agreement and the other Loan Documents.

12.2                        Cumulative Rights and No Waiver.  Each and every right granted to the Lender hereunder or under any other Loan Document, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of the Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

12.3                        All Matters Satisfactory to the Lender.  The Loan Parties acknowledge and agree that all documents, materials, certifications and other items which the Loan Parties, or any of them, provide to the Lender to fulfill requirements or satisfy conditions of this Agreement and the other Loan Documents shall be subject to the Lender’s review and approval and must be satisfactory to the Lender in its sole opinion.

12.4                        Notices.  Any request, demand, notice, authorization, direction, consent or waiver permitted or required to be given hereunder shall be in writing and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify in writing for this purpose by notice to the other party:

If to the Loan Parties:

c/o Plug Power Inc.

968 Albany Shaker Road

Latham, NY 12110

Attention:  Paul Middleton

Telefacsimile:  (518) 782-7884

With a copy to:

Goodwin Procter  LLP

Exchange Place

Boston, MA 02109

Attention:  Robert P. Whalen, Esq.

Fax:  (617) 523-1231

Email:  rwhalen@goodwinprocter.com

If to the Lender:

555 De Haro Street, Suite 300
San Francisco, CA 94107
Attn: Matan Friedman
Email: matan@generatecapital.com

With a copy to:

Justin Boose, Esquire

Troutman Sanders LLP

875 Third Avenue

New York, NY 10022

Fax:  212-704-5922

Each such notice, request or other communication will be effective (i) if given by telefacsimile, the date sent, (ii) if given by recognized overnight courier service, one (1) Business Day after delivery to such courier with all charges prepaid, addressed as provided above, (iii) if given by mail, two (2) Business Days after it is deposited in the U.S. mail with first class postage prepaid, addressed as provided above, or (iv) if given by any other means, when delivered at the applicable address as provided above.

12.5                        Applicable Law.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.4.  EACH LOAN PARTY OTHER THAN THE BORROWER HEREBY IRREVOCABLY APPOINTS THE BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY ACTION OR PROCEEDING.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.6                        Modifications.  No modification, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Loan Parties and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand upon the Loan Parties, or any of them in any case shall entitle the Loan Parties, or any of them, to any other or further notice or demand in the same or similar circumstances.

12.7                        Successors and Assigns; Reliance. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Loan Parties, or any of them, which are contained in this Agreement shall bind the successors and assigns of each such Loan Party and inure to the benefit of the successors and assigns of the Lender.  The Lender may assign its rights and interests under this Agreement and the other Loan Documents, in whole or in part, provided, that, (i) unless an Event of Default under Section 9.1, 9.2, 9.3(a) or 9.7 then exists, the Lender may not assign any such rights or interests to a Designated Competitor, and (ii) so long as no Event of Default then exists, the Lender will provide written notice of any such assignment to the Borrower.  The Loan Parties shall not have the right to assign any of their respective rights or delegate any of their respective duties or obligations hereunder.  This Agreement is solely for the benefit of the Lender and the Loan Parties, and may not be relied upon by any other Person for any purpose.

12.8                        Survivorship.  All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the advances of the Loan under this Agreement and the execution and delivery of the Note, and shall continue in full force and effect so long as any portion of the Note or any obligation hereunder or under any other Loan Document is outstanding and unpaid.

12.9                        Disclosure.  The holder of the Note, or any interest therein, may, subject to the Borrower’s consent to the extent expressly required pursuant to Section 12.7 herein, from time to time, sell or offer to sell such Note or interests therein to one or more assignees or participants, and is hereby authorized to disseminate any information it has pertaining to the Loan, including, without limitation, any security for the Loan and credit information on the Loan Parties and/or their respective Subsidiaries, to any such assignee or participant or prospective assignee or prospective participant, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to this Agreement and the Note as such Person(s) would have if such Person(s) were the Lender hereunder.

12.10                 Independence of Covenants.  Each covenant and agreement of the Loan Parties contained herein is independent of each other covenant and agreement of the Loan Parties contained herein.  The fact that the operation of any such covenant or agreement permits a particular action to be taken or condition to exist does not mean that such action or condition is not prohibited, restricted or conditioned by operation of another such covenant or agreement.

12.11                 WAIVER OF JURY TRIAL.  (a)            UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, EACH LOAN PARTY AND THE LENDER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING UNDER OR OUT OF THIS AGREEMENT, THE NOTE AND/OR ANY OF THE OTHER LOAN DOCUMENTS.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND TO MAKE THE LOANS.  FURTHER, EACH LOAN PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER, NOR THE LENDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT SEEK TO ENFORCE THIS WAIVER OF THE RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION.  NO REPRESENTATIVE OR AGENT OF THE LENDER, OR THE LENDER’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION.

(b)                                 Each party hereto hereby agrees that it will not have a remedy of punitive damages or exemplary damages against the other in any claim or controversy arising out of or related to this Agreement, the Note and/or any of the other Loan Documents (a “Dispute”), and each hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute.

12.12                 Execution in Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

12.13                 Non-Public Information.  The Lender acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of any Loan Party and relating to the Borrower, its Subsidiaries or their respective businesses may include material non-public information concerning the Borrower, its Subsidiaries and their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

12.14                 Entire Agreement.  This Agreement and the other Loan Documents constitute the entire understanding of each Loan Party and the Lender with respect to the subject matter hereof, and supersede any prior or contemporaneous agreements, commitments, discussions and understandings, oral or written.

IN WITNESS WHEREOF, the Loan Parties and the Lender have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

LOAN PARTIES:

PLUG POWER INC.

By:
Name:	Paul Middleton
Title:	Chief Financial Officer and
Senior vice President

EMERGING POWER INC.

By:
Name:	Paul Middleton
Title:	Treasurer

EMERGENT POWER INC.

By:
Name:	Paul Middleton
Title:	Treasurer

LENDER:

GENERATE LENDING, LLC

By:
Name:	Matan Friedman
Title:	Manager

Signature Page to Loan Agreement

EXHIBIT A

NOTE

$30,000,000.00	San Francisco, California
March , 2016

For value received, the undersigned, PLUG POWER INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of GENERATE LENDING, LLC (the “Lender”), for the account of its Lending Office, the principal sum of Thirty Million and No/100 Dollars ($30,000,000.00), or such lesser amount as shall equal the unpaid principal amount of the Loan advanced by the Lender to the Borrower pursuant to the Loan Agreement referred to below, on the dates and in the amounts provided in the Loan Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Loan Agreement.  Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Loan Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of the Lender at 555 De Haro Street, Suite 300, San Francisco, CA 94107, or at such other address as may be specified by the Lender from time to time pursuant to the Loan Agreement.

Each Loan advance made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Loan Agreement.  This Note is secured by, among other security, the Security Agreement, as the same may be modified or amended from time to time.

This Note is the Note referred to in the Loan Agreement dated as of March   , 2016 (as the same may be amended or modified from time to time, the “Loan Agreement”), among the Borrower, the Guarantors party thereto, and the Lender.  Terms defined in the Loan Agreement are used herein with the same meanings.  Reference is made to the Loan Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Loan Agreement.

Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, as provided by the terms of the Loan Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

PLUG POWER INC.,
a Delaware corporation

By:
Name:	Paul Middleton
Title:	Chief Financial Officer and
Senior Vice President

Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

	Amount	Amount of
	of	Principal	Notation
Date	Advance	Repaid	Made By

EXHIBIT B

NOTICE OF BORROWING

, 20

To:                             Generate Lending, LLC, as Lender

Re:                             Loan Agreement dated as of March    , 2016 (as the same may be amended or modified from time to time, the “Loan Agreement”), among PLUG POWER INC., a Delaware corporation, as Borrower, the Guarantors party thereto, and GENERATE LENDING, LLC, as Lender.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement.  This Notice of Borrowing is delivered to you pursuant to Section 2.1 of the Loan Agreement.

The Borrower hereby requests an advance of the Loan in the aggregate principal amount of $            to be made on         , 20  .

The Borrower hereby certifies that: (a) all of the conditions to the requested advance, as set forth in Section 5 of the Loan Agreement, as applicable, are satisfied; (b) no Default has occurred and is continuing, no Event of Default exists, and no Default or Event of Default would result from the making of the requested advance of the Loan hereunder; and (c) the representations and warranties contained in Section 4 of the Loan Agreement are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects) with the same effect as though such representations and warranties had been made at the time of the making of such Loan, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranty are true and correct in all material respects on the date made.

The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer this     day of              , 20   .

PLUG POWER INC.,
a Delaware Corporation

By:
Name:	Paul Middleton
Title:	Chief Financial Officer and
Senior Vice President

B-1

EXHIBIT C

COMPLIANCE CERTIFICATE

Financial Statement Date:            , 20

Reference is made to the Loan Agreement dated as of March   , 2016 (as the same may be amended or modified from time to time, the “Loan Agreement”), among PLUG POWER INC., as Borrower, the Guarantors party thereto, and GENERATE LENDING, LLC, as Lender.  Capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement.

Pursuant to Section 6.1(a) of the Loan Agreement,                    , the duly authorized                      of the Borrower, hereby certifies, solely on behalf of such Loan Party and not in any individual capacity, to the Lender that:

[Use following paragraph 1 for quarterly financial statements]

1.                                      Attached hereto as Schedule 1 is a copy of the internally prepared consolidated balance sheet and related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries required by Section 6.1(a) of the Loan Agreement for the quarter ending as of the date first set forth above, and internally prepared consolidated income statements of the Borrower and its Subsidiaries as of the end of such calendar quarter, prepared in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.  Such financial statements are complete and correct and fairly present the consolidated financial condition of the Borrower and its Subsidiaries and the consolidated results of their operations and changes in its financial position as of the date and for the period referred to therein.

[Use following paragraph 1 for audited year-end financial statements]

1.                                      Attached hereto as Schedule 1 is a copy of the annual audited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows as of the end of and for the fiscal year ending on the date first set forth above for the Borrower and its Subsidiaries, required by Section 6.1(b) of the Loan Agreement for the fiscal year ending on the date first set forth above.  Such financial statements have been prepared in accordance with GAAP and audited by and accompanied by the opinion of KPMG LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Parent and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP.  Such financial statements are complete and correct and fairly present the consolidated financial condition of the Borrower and its Subsidiaries and the consolidated results of their operations and changes in its financial position as of the date and for the period referred to therein.

2.                                      Set forth on Schedule 2 attached hereto is a true, correct and complete calculation of the financial covenants set forth in Sections 7.1 and 7.2 of the Loan Agreement, in each case as of the date first set forth above.

3.                                      After a reasonable review of the Loan Agreement and the activities of the Loan Parties, the Loan Parties are in compliance with all of the terms and conditions of the Agreement, and no Default or Event of Default has occurred and is continuing[.][, except that [Describe instances of non-compliance with the terms of the Loan Agreement, or any Default or Event of Default then in existence.]

Dated as of             , 20   .

PLUG POWER INC.

By:
Name:
Title:

SCHEDULE 1

[AUDITED FINANCIAL STATEMENTS

(as required by Section 6.1(b) of the Loan Agreement)]

[UNAUDITED FINANCIAL STATEMENTS

(as required by Section 6.1(a) of the Loan Agreement)]

[Attached hereto]

SCHEDULE 2

FINANCIAL COVENANT CALCULATIONS

For the [Quarter] [Year] ended                            , 20   (“Statement Date”)

Loan Agreement Section 7.1 — Minimum Cash and Cash Equivalents

1. Unencumbered cash and Cash Equivalents	$

2. Outstanding principal balance of the Loan	$

In compliance?	Yes/No

Loan Agreement Section 7.2 —Current Assets in Excess of Current Liabilities

1. Current Assets	$

2. Current Liabilities	$

3. Current Assets minus Current Liabilities (Line 1 minus Line 2	$

4. Outstanding principal balance of the Loan	$

5. 200% of the Outstanding principal balance of the Loan (Line 4 times 2)	$

In compliance?	Yes/No

EXHIBIT D

IRREVOCABLE DIRECTION LETTER

[date]

To: [Collateral Agent]

Reference is made to that certain Loan Agreement dated as of March [   ], 2016 between Plug Power Inc, as Borrower, and Generate Lending, LLC, as Lender, (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). It is a condition under the Loan Agreement that Borrower perform the actions set forth in this Irrevocable Direction Letter.

This Irrevocable Direction Letter is being delivered to you in connection with the [Collateral Agency Agreement] dated as of [   ] (as amended, supplemented or otherwise modified from time to time, the “Collateral Agency Agreement”), among [describe] entered into in connection with the [describe sale-leaseback financing agreements] (collectively, the “Lease Agreement”).

The [Lessee] hereby irrevocably directs the [Collateral Agent] to transfer and disburse all funds otherwise due and payable to [Lessee] pursuant to or in connection with the Lease Agreement, including but not limited to any such funds payable in accordance with [clause/section] of the Collateral Agency Agreement, to the account set forth(1) in Schedule I hereto.

The foregoing direction may not be modified, revoked or rescinded without the prior written consent of Lender. In the event of a conflict between this Irrevocable Direction Letter and any other request or direction by or on behalf of [Lessee], this Irrevocable Direction Letter shall control.

Upon an Event of Default under the Loan Agreement, the [Lessee] agrees to grant to Lender a limited power of attorney for purposes of requesting information and issuing disbursement requests with respect to the funds that are the subject of this Irrevocable Direction Letter.

[Signature Page Follows]

(1)  NTD: This will be a controlled account of Borrower.

IN WITNESS WHEREOF, [LESSEE’S NAME] has caused this Agreement to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

[LESSEE]

By:
Name:
Title:

[BANK’S NAME]

By:
Name:
Title:

GENERATE LENDING, LLC

By:
Name:
Title:

Schedule I

Payment Instructions

Schedule 1.1

Permitted Liens

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

Plug Power Inc.	NMHG Financial Services, Inc.	UCC	9/15/11	20113547414	DE — SOS

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	7/2/14	20142617645	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment listed on Schedule A thereto — (8) pages)

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	9/29/14	20143894292	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment listed on Schedule A thereto — (8) pages)

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	9/29/14	20143894334	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

						listed on Schedule A thereto — (8) pages)

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	10/3/14	20143990470	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment listed on Schedule A thereto — (3) pages)

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	10/3/14	`20143990637	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment listed on Schedule A thereto — (1) page)

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	12/19/14	20145179460	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment listed on Schedule A thereto — (1) page)

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	12/19/14	20145179551	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (equipment listed on Schedule A thereto — (3) pages)

Plug Power Inc.	Manufacturers and Traders Trust	UCC	12/22/14	20145207543	DE — SOS	5 Hydrogen Fuel Cell Units Model 2420-

2

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

	Company					36; 5 Hydrogen Fuel Cell Units Model 3330-24F

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	12/22/14	20145207550	DE — SOS	1 Hydrogen Fuel Cell Units Model 2310-36; 1 Hydrogen Fuel Cell Units Model 3330-24F

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	12/22/14	20145207592	DE — SOS	1 Hydrogen Fuel Cell Units Model 3330-24F

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	4/1/15	20151379642	DE — SOS

All of Lessee’s right, title and interest in and to the Equipment (meaning units of personal property described on Equipment Schedule 009 dated March 31, 2015, to Master Equipment Lease dated June 30, 214) together with any and all proceeds of the Equipment or other tangible and intangible property of Lessee resulting from the sale or other disposition of the Equipment.

3

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	4/1/15	20151379816	DE — SOS

All of Lessee’s right, title and interest in and to the Equipment (meaning units of personal property described on Equipment Schedule 010 dated March 31, 2015, to Master Equipment Lease dated June 30, 214) together with any and all proceeds of the Equipment or other tangible and intangible property of Lessee resulting from the sale or other disposition of the Equipment.

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	4/1/15	20157379857	DE — SOS

All of Lessee’s right, title and interest in and to the Equipment (meaning units of personal property described on Equipment Schedule 011 dated March 31, 2015, to Master Equipment Lease dated June 30, 214) together with any and all proceeds of the Equipment or other tangible

4

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

						and intangible property of Lessee resulting from the sale or other disposition of the Equipment.

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	6/26/15	20152769254	DE — SOS

All of Lessee’s right, title and interest in and to the Equipment (meaning units of personal property described on Equipment Schedule 012 dated June 26, 2015, to Master Equipment Lease dated June 30, 214) together with any and all proceeds of the Equipment or other tangible and intangible property of Lessee resulting from the sale or other disposition of the Equipment.

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	6/30/15	20152824422	DE — SOS	All of Lessee’s right, title and interest in and to the Equipment (meaning units of personal property described on Equipment Schedule 013 dated June 30, 2015, to

5

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

Master Equipment Lease dated June 30, 214) together with any and all proceeds of the Equipment or other tangible and intangible property of Lessee resulting from the sale or other disposition of the Equipment.

Plug Power Inc.	PNC Energy Capital LLC	UCC	7/21/15	20153150488	DE — SOS

All Debtor’s right, title and interest in, to and under the amounts on deposit in the Collection Account and all of the Assigned Rights, including any proceeds (in the form of cash, property or otherwise) therefrom or relating thereto.

Plug Power Inc.	PNC Energy Capital LLC	UCC	7/21/15	20153150587	DE — SOS	Equipment listed on Schedule A thereto

Plug Power, Inc.	BB&T EFC Energy, LLC	UCC	9/9/15	20153949830	DE-SOS	Leased Equipment and systems; subleases, chattel paper, accounts, security deposits and general

6

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

						intangibles relating to Leased Equipment; cash comprising the security deposit; Debtor’s right, title and interest in PPA. Equipment schedule attached thereto.

Plug Power, Inc.	BB&T EFC Energy, LLC	UCC	9/29/15	20154382890	DE-SOS

Leased Equipment and systems; subleases, chattel paper, accounts, security deposits and general intangibles relating to Leased Equipment; cash comprising the security deposit; Debtor’s right, title and interest in PPA. Equipment schedule attached thereto.

		Amendment —Collateral Change	12/16/15	20156061765		Change in equipment listed.

7

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

		Amendment Additional Party (***Note this page was filled out by BB&T EFC Energy, LLC, but did not have any additional parties listed)	12/16/15	20156061765

Plug Power, Inc.	BB&T EFC Energy, LLC	UCC	12/16/15	20156066756	DE-SOS

Leased Equipment and systems; subleases, chattel paper, accounts, security deposits and general intangibles relating to Leased Equipment; cash comprising the security deposit; Debtor’s right, title and interest in PPA. Equipment schedule attached thereto.

Plug Power Inc.	Wells Fargo Equipment Finance, Inc.	UCC	12/18/15	20156137383	DE — SOS	Collateral Description Attached — various pieces of equipment together with all accessories, accessions, attachments, whether now owned or hereafter acquired, and all substitutions, renewals

8

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

						replacements and improvements thereto, together with the proceeds thereof.

Plug Power Inc.	Wells Fargo Equipment Finance, Inc.	UCC	12/18/15	20156137581	DE — SOS	All the Debtor’s right, title and interest in, to and under all of the Assigned Rights, including any proceeds (in the form of cash, property or otherwise) therefrom or relating thereto.

Plug Power, Inc.	BB&T EFC Energy, LLC	UCC	12/28/15	20156290265	DE-SOS

Equipment and systems; subleases, chattel paper, accounts, security deposits and general intangibles relating to Leased Equipment; cash comprising the security deposit; Debtor’s right, title and interest in PPA. Equipment schedule attached thereto.

Plug	Manufacturers and Traders	UCC	12/31/15	20156363278	DE — SOS	All of Lessee’s right, title and

9

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

Power Inc.	Trust Company

interest in and to the Equipment (meaning units of personal property described on Equipment Schedule 014 dated December 31, 2015, to Master Equipment Lease dated June 30, 214) together with any and all proceeds of the Equipment or other tangible and intangible property of Lessee resulting from the sale or other disposition of the Equipment.

Plug Power Inc.	Manufacturers and Traders Trust Company	UCC	12/31/15	20156363385	DE — SOS

All of Debtor’s right, title and interest in and to, but not its obligations under, (a) Exhibit F-5 dated, as of December 21, 2015 (the “Sublease Schedule”), to Master Lease Agreement dated as of June 30, 2014, each by and between Debtor and Volkswagen Group of America Chattanooga

10

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

						Operations, LLC, and (b) the Master Sublease, solely as it relates to the Sublease Schedule.

Plug Power Inc.	Dietz & Watson, Inc.	UCC	1/4/16	20160022630	DE — SOS

All of Debtor’s rights to that certain escrow reserve account, all funds contained therein and proceeds thereof maintained with Wilmington Trust, National Association, as Escrow Agent, as security for Debtor’s performance of Debtor’s services under that certain Genkey Agreement between Debtor and Secured Party dated May 27, 2015, as amended, pursuant to that certain Master Escrow Agreement dated December 22, 2015 by and among Debtor, Secured Party, Manufacturers and Traders Trust Company, and Wilmington

11

Debtor Name	Secured Party	Type of Search	Date Filed	File Number	Jurisdiction	Collateral

						Trust, National Association, as Escrow Agent.

Plug Power Inc.	Harbor Capital, LLC	UCC	1/11/2016	20160197762	DE — SOS

All present and future Goods leased by Harbor Capital, LLC to Plug Power, Inc., including, but not limited to the listed equipment thereto and related equipment, and any replacement, substitution, etc. Equipment Description listed in Attachment A thereto.

Plug Power Inc.	GE Microgen, Inc. General Electric Company	Pending Suits/ Judgments	05/05/2015	2470-15	Albany County, NY — Supreme Court	Civil claim

12

Schedule 4.1

Subsidiaries and Ownership

Loan Party/Subsidiary	Ownership
Plug Power Inc., a Delaware corporation	Publicly Traded Company
Plug Power Canada Inc., a corporation incorporated in British Columbia	Plug Power Inc.- 100%
Plug Power Holding Inc., a Delaware corporation	Plug Power Inc.- 100%
Hypulsion U.S. Holding, Inc., a Delaware corporation	Plug Power Inc.- 100%
Hypulsion SAS (Plug Power Europe), a société par actions simplifiée	Hypulsion U.S. Holding, Inc. - 100%
Emerging Power Inc., a Delaware corporation	Plug Power Inc.- 100%
Emergent Power Inc., a Delaware corporation	Emerging Power Inc. — 100%
Plug Power Capital Inc., a Delaware corporation	Plug Power Inc.- 100%

13

Schedule 4.20

Project Documents and Project Restricted Accounts

(a) Description of Projects:

•                  Walmart — Deployment of Plug Power Inc.’s signature turnkey solution, GenKey, which incorporates GenDrive fuel cell systems, GenFuel hydrogen fueling infrastructure, GenCare aftermarket service, and GenFuel hydrogen gas to power the systems.  The projects are sold to a bank then leased back to Plug Power for use at the customer’s location.

•                  Volkswagen — Deployment of Plug Power Inc.’s signature turnkey solution, GenKey, which incorporates GenDrive fuel cell systems, GenFuel hydrogen fueling infrastructure, GenCare aftermarket service, and GenFuel hydrogen gas to power the systems.  The projects are sold to a bank then leased back to Plug Power for use at the customer’s location.

•                  The Home Depot — Deployment of Plug Power Inc.’s signature turnkey solution, GenKey, which incorporates GenDrive fuel cell systems, GenFuel hydrogen fueling infrastructure, GenCare aftermarket service, and GenFuel hydrogen gas to power the systems.  The projects are sold to a bank then leased directly to the customer for use at their location.

•                  Dietz & Watson - Deployment of Plug Power Inc.’s signature turnkey solution, GenKey, which incorporates GenDrive fuel cell systems, GenFuel hydrogen fueling infrastructure, GenCare aftermarket service, and GenFuel hydrogen gas to power the systems.  The projects are sold to a bank then leased directly to the customer for use at their location.

(b) Material Project Documents:

•                  Amended and Restated Power Purchase Agreement between Plug Power Inc. and Wal-Mark Stores East, LP dated as of September 1, 2015

•                  GenKey Agreement between Plug Power Inc. and Home Depot U.S.A., Inc. dated as of February 24, 2015

•                  GenKey Agreement between Plug Power Inc. and Deitz and Watson dated as of May 27, 2015 as amended by First Amendment to GenKey Agreement, dated as of October 2015, by and between Dietz & Watson, Inc. and Plug Power Inc.

•                  Master Equipment Lease among Volkswagen Group of America, Chattanooga Operations, LLC and Plug Power Inc. effective June 30, 2014

(c) Debt and leasehold obligations owing by the Loan Parties under Project Financing Documents:

As of the Closing Date, the following amounts are owed under the Project Financing Documents:

•                  Walmart — $ 48,175,611

•                  Volkswagen — $3,856,500

•                  The Home Depot - $0

14

•                  Dietz & Watson - $0

(d) Project Financing Documents:

•                  Master Equipment Lease between Plug Power Inc. and Manufactures and Traders Trust Company (“M&T”) dated as of June 30, 2014, as amended by the First Amendment to Master Equipment Lease between Plug Power Inc. and M&T dated as of December 19, 2014, and as further amended by the Second Amendment to Master Equipment Lease between Plug Power Inc. and M&T dated as of December 30, 2015, including the following Equipment Schedules, and the riders, amendments, supplements, certificates, escrow agreements and other documents delivered or executed in connection therewith: (1)Equipment Schedule Nos. 001 dated as of June 30, 2014, 006 dated as of December 18, 2014, and 010 dated as of March 31, 2015; (2) Equipment Schedule Nos. 002 dated as of September 29, 2014, 007 dated as of December 18, 2014, and 011 dated as of March 31, 2015; (3) Equipment Schedule Nos. 003 dated as of September 29, 2014, and 008 dated as of December 18, 2014; (4) Equipment Schedule No. 009 dated as of March 31; (5) Equipment Schedule No. 012 dated as of June 26, 2015; (6) Equipment Schedule No. 013 dated as of June 30, 2015; (7) Equipment Schedule Nos. 904 dated as of December 19, 2014, and 905 dated as of December 19, 2014 and 014 dated as of December 31, 2015.

•                  Master Lease Agreement dated as of July 20, 2015, between PNC Energy Capital LLC and Plug Power Inc., including the following Equipment Schedules, and the riders, amendments, supplements, certificates, escrow agreements and other documents delivered or executed in connection therewith: (1) Rental Schedule No. 191456000 dated as of July 20, 2015; (2) Rental Schedule No. 191455000 dated as of July 20, 2015.

•                  Master Purchase and Sale Agreement between Plug Power Inc. and PNC Energy Capital LLC dated as of July 20, 2015.

•                  Master Lease Agreement No. 9990001924 between BB&T EFC Energy, LLC and Plug Power Inc. dated as of September 8, 2015 as supplemented by Rider No.1 dated September 8, 2015 and Rider No.2 dated September 8, 2015, including the following Equipment Schedules, and the riders, amendments, supplements, certificates, escrow agreements and other documents delivered or executed in connection therewith: (1) Equipment Schedule 9990001924-02.01-TL001  (SERIES A) dated as of September 8, 2015(2) Equipment Schedule 9990001924-02-01-TL002 (SERIES A) dated as of September 29, 2015; (3) Equipment Schedule No. 9950001924-02-01-TL002A (SERIES A) dated as of December 16, 2015;  (4) Equipment Schedule No. 9980001924-02-01-TL003 (SERIES A) dated as of December 16, 2015; (5)Equipment Schedule No. 9990001924-02-01-TL004 (SERIES A) dated as of December 29, 2015.

•                  Master Lease Agreement dated as of December 18, 2015 between Wells Fargo Equipment Finance, Inc. and Plug Power Inc., including the following Equipment Schedules, and the riders, amendments, supplements, certificates, escrow agreements and other documents delivered or executed in connection therewith: (1) Rental Schedule No. 001-0472186-100

•                  Master Purchase and Sale Agreement between Plug Power Inc. and Wells Fargo Equipment Finance, Inc. dated as of December 18, 2015.

15

•                  Master Escrow Agreement dated December 22, 2015 among Dietz & Watson, Inc., M&T, Plug Power Inc. and Wilmington Trust, National Association (“Wilmington”), as supplemented by Supplement No. 1 dated December 22, 2015 and Supplement No. 2 dated December 22, 2015.

•                  Master Escrow Agreement dated February 24, 2015 among Home Depot U.S.A., Inc., M&T, and Wilmington Trust, National Association, as supplemented by Supplement No. 1 dated June 5, 2015 and Supplement No. 2dated June 5, 2015.

•                  SunTrust LC Number 70001470 issued to Wells Fargo Equipment Finance, Inc.

•                  SunTrust LC Number 70001499 issued to BB&T EFC Energy, LLC

•                  SunTrust LC Number 70001492 issued to BB&T EFC Energy, LLC

•                  SunTrust LC Number 70001519 issued to BB&T EFC Energy, LLC

•                  Irrevocable Standby Letter of Credit No. SB1788050001 issued by M and T Bank to Air Products and Chemicals, INC.

•                  Irrevocable Standby Letter of Credit No. SB1819270001 issued by M and T Bank to 968 Albany Shaker Road Associates LLC

•                  Master Lease Agreement between Plug Power Inc. and Harbor Capital, LLC dated as of December 29, 2015, including the following Equipment Schedules, and the riders, amendments, supplements, certificates, escrow agreements and other documents delivered or executed in connection therewith: (1) Equipment Schedule No. 1 dated as of December 29, 2015, and (2) Equipment Schedule No. 2 dated as of December 29, 2015.

(e) Project Restricted Accounts:

Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	M&T Bank	XXXXXXXXXX	Surplus / Restricted
M&T Bank / Plug Power Inc.	Wilmington Trust	XXXXXX-XXXX	Service Escrows
Plug Power Inc.	PNC Bank	XXXXXXXXXX	Collection
Plug Power Inc.	M&T Bank	XXXXXXXXXXXXXX	Collateral
Plug Power Inc.	SunTrust	XXXXXXXXXXXXXX	Collateral
Plug Power Inc./The Home Depot	Wilmington Trust	XXXXXX-XXX	Collateral
Plug Power Inc./ Dietz & Watson, Inc./Wilmington	Wilmington Trust	XXXXXX-XXX	Collateral

16

Plug Power Inc.	PNC	-	Security Deposit
Plug Power Inc.	BB&T	-	Security Deposit

17

Schedule 4.22

Restricted Cash Reports

See Attached

18

Schedule 8.1

Permitted Debt

Lease Agreement between Plug Power Inc. and 968 Albany Shaker Road Associates, LLC dated as of January 24, 2013.

19

	Service Escrows - WM	Service Escrows - Other	Restricted Accounts
Beginning - 12/31/2015	11,868,797	3,244,290	56,482,934	71,596,021	71,596,021
Q1- 2016	589,918	118,793	24,818	733,530
Q2 - 2016	589,918	118,793	119,627	1,061,596
Q3 - 2016	589,918	118,793	1,451,018	2,433,795
Q4 and YTD - 2016	589,918	118,793	1,811,683	3,008,598	7,237,519
Q1 - 2017	589,918	118,793	272,347	1,516,025
Q2 - 2017	589,918	118,793	282,366	1,545,505
Q3 - 2017	589,918	118,793	1,624,070	2,954,733
Q4 and YTD - 2017	589,918	118,793	2,418,825	4,075,050	10,091,313
Q1- 2018	589,918	118,793	611,041	2,489,651
Q2 - 2018	589,918	118,793	617,663	2,556,073
Q3 - 2018	589,918	118,793	1,863,285	4,601,531
Q4 and YTD - 2018	589,918	118,793	2,282,233	4,202,823	13,850,078
Q1- 2019	589,918	118,793	750,737	3,406,931
Q2 - 2019	589,918	118,793	759,518	3,135,457
Q3 - 2019	589,918	118,793	1,892,827	4,919,403
Q4 and YTD - 2019	589,918	118,793	2,332,437	4,587,258	16,049,048
Q1- 2020	557,966	118,793	788,686	3,031,917
Q2 - 2020	490,959	118,793	795,703	2,990,132
Q3 - 2020	354,881	118,793	1,750,799	4,551,451
Q4 and YTD - 2020	354,830	118,793	2,188,959	3,922,122	14,495,622
01 - 2021	286,752	101,963	587,139	2,195,854
Q2 - 2021	192,358	101,963	531,663	1,945,136
Q3 - 2021	192,358	19,938	542,833	2,786,837
Q4 and YTD - 2021	—	19,938	36,730	688,279	7,616,106
Q1- 2022	—	29,938	7,906	1,392,844
Q2 - 2022	—	29,938	7,906	53,656
Q3 - 2022	—	29,938	7,906	53,656
Q4 and YTD - 2022	—	29,938	7,906	53,656	1,553,810
Q1- 2023	—	29,938	7,906	53,656
Q2 - 2023	—	29,938	7,906	53,656
Q3 - 2023	—	29,938	7,906	53,656
Q4 and YTD - 2023	—	29,938	7,906	53,656	214,622
Q1- 2024	—	29,938	7,906	53,656
Q2 - 2024	—	29,938	7,906	53,656
Q3 - 2024	—	29,938	7,906	53,656
Q4 and YTD - 2024	—	29,938	7,906	53,656	214,622
Q1- 2025	—	29,938	—	37,844
Q2 - 2025	—	29,938	—	29,938
Q3 - 2025	—	29,938	—	29,938
Q4 and YTD - 2025	—	29,938	—	29,938	127,656
Q1- 2026	—	20,938	—	20,938
Q2 - 2026	—	20,938	—	20,938
Q3 - 2026	—	20,938	—	20,938
Q4 and YTD - 2026	—	20,938	—	20,938	83,750
Q1- 2027	—	20,938	—	20,938
Q2 - 2027	—	20,938	—	20,938
Q3 - 2027	—	10,000	—	10,000
Q4 and YTD - 2027	—	10,000	—	10,000	61,875